United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ADDUS HOMECARE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

May 6, 2024

Frisco, Texas

Dear Shareholders:

I am pleased to invite you to attend Addus HomeCare’s 2024 Annual Meeting of Shareholders on June 12, 2024, at 10:00 a.m. (Central Time). Consistent with past practice, and for efficiency, the Annual Meeting will be a virtual meeting of shareholders held via live audio webcast at www.virtualshareholdermeeting.com/ADUS2024. For more information on how to register and attend this year’s Annual Meeting, please refer to the Information About the Annual Meeting of Shareholders and Voting section which begins on page 1 of the enclosed proxy statement.

The Notice of Annual Meeting and Proxy Statement that follows describes those matters to be voted on at the meeting. Your proxy card and our 2023 Annual Report to Shareholders (with our Form 10-K for the year ended December 31, 2023) are also enclosed.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we recommend that you vote your shares through the enclosed proxy card, by internet or by telephone, to ensure your shares are represented at the Annual Meeting.

Sincerely,

R. Dirk Allison
Chief Executive Officer and Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 6, 2024

Frisco, Texas

The Annual Meeting of Shareholders (the “Annual Meeting”) of Addus HomeCare Corporation, which we refer to as the “Company,” will be held on June 12, 2024, at 10:00 a.m. (Central Time). Consistent with past practice, and for efficiency, the Annual Meeting will again be a virtual meeting of shareholders held via live audio webcast at www.virtualshareholdermeeting.com/ADUS2024. No physical meeting will be held. For more information on how to register and attend this year’s Annual Meeting, please refer to the Information About the Annual Meeting of Shareholders and Voting section which begins on page 1 of the enclosed proxy statement. The Annual Meeting will be held for the following purposes:

1. To elect R. Dirk Allison, Mark L. First and Darin J. Gordon as Class III directors;

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending December 31, 2024;

3. To approve, on an advisory, non-binding basis, the Company’s compensation of its named executive officers as disclosed in the attached Proxy Statement; and

4. To transact such other business, if any, as may be properly brought before the Annual Meeting or any adjournment or postponement thereof.

Only shareholders of record, as shown by the transfer books of the Company, at the close of business on April 17, 2024, are entitled to notice of, and to vote at, the Annual Meeting. The Company will make a list of shareholders available electronically on the virtual meeting website during the Annual Meeting for those attending the meeting.

You are requested to vote on these proposals whether or not you plan to attend the Annual Meeting. If you do not attend and vote, you can vote in one of three ways: (i) complete, sign, and date the enclosed proxy card and return it promptly; (ii) vote by internet pursuant to the instructions on the enclosed proxy card; or (iii) vote by telephone pursuant to the instructions on the enclosed proxy card. Your vote is important and very much appreciated. If you later desire to revoke your proxy for any reason, you may do so in the manner described in the attached Proxy Statement. For further information regarding the individuals nominated as directors, the proposals being voted upon, use of the proxy, and other related matters, you are urged to read the enclosed Proxy Statement.

By Order of the Board of Directors,

Brian Poff Executive Vice President, Chief Financial Officer, Treasurer and Secretary

 ADDUS HOMECARE CORPORATION

6303 Cowboys Way, Suite 600

Frisco, Texas 75034

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING OF SHAREHOLDERS AND VOTING

Why Did You Send Me this Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of Addus HomeCare Corporation, which we refer to herein as “Addus HomeCare,” “we,” “us,” “our” or the “Company,” is soliciting your proxy to vote at the 2024 Annual Meeting of Shareholders (the “Annual Meeting”). A copy of our 2023 Annual Report to Shareholders (with Form 10-K for the year ended December 31, 2023) accompanies this Proxy Statement. We will begin mailing this Proxy Statement on or about May 6, 2024 to all shareholders entitled to vote.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we are advising our shareholders of the availability on the internet of our proxy materials related to our forthcoming Annual Meeting. Because we have elected to utilize the “full set delivery” option, we are delivering to all shareholders paper copies of all of the proxy materials, as well as providing access to those proxy materials on a publicly-accessible website.

This Proxy Statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. You may simply vote in accordance with the instructions contained in this Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 12, 2024: THIS PROXY STATEMENT, THE FORM OF PROXY CARD AND THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2023, ARE AVAILABLE AT WWW.PROXYVOTE.COM.

How can I register and attend the Annual Meeting?

We have designed the virtual 2024 Annual Meeting to provide our shareholders substantially the same opportunities to participate as they would have at an in-person meeting. Our Annual Meeting will be completely virtual and conducted exclusively by a live audio webcast. You are entitled to participate in the Annual Meeting only if you were a shareholder of the Company as of the close of business on April 17, 2024, or if you hold a valid proxy for the Annual Meeting. No physical in-person meeting will be held.

You do not have to register in advance to attend the virtual meeting. To attend and participate in the virtual meeting, please visit www.virtualshareholdermeeting.com/ADUS2024 and enter the 16-digit control number included on your proxy card. Whether or not you plan to attend the virtual annual meeting, we encourage you to vote and submit your proxy in advance of the meeting by one of the methods described under “Voting and Other Information” below. During the meeting, you may submit questions, vote, and examine our shareholder list.

The online meeting will begin promptly at 10:00 a.m. (Central Time) on June 12, 2024. We encourage shareholders to log in to the website and access the webcast early, beginning approximately 15 minutes before the Annual Meeting’s 10:00 a.m. start time, to ensure you can hear the streaming audio before the Annual Meeting starts. If you experience technical difficulties, please contact the technical support telephone number posted on www.virtualshareholdermeeting.com/ADUS2024. The virtual meeting platform is fully supported across most browsers (for example, Internet Explorer, Firefox, Chrome, and Safari) and devices (for example, desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plug-ins. Please ensure that you have a strong internet connection wherever you intend to participate in the meeting.

A link to a replay of the Annual Meeting will be available on the Investors Relations section of our website (www.addus.com) under “Shareholder Meetings” approximately 24 hours after the meeting ends and will remain available on our website for one month following the meeting.

Can I ask questions at the virtual Annual Meeting?

Shareholders as of the close of business on April 17, 2024, who attend and participate in our virtual Annual Meeting at www.virtualshareholdermeeting.com/ADUS2024, will have an opportunity to submit questions live via the internet during a designated portion of the meeting. Shareholders must have available their 16-digit control number included on their proxy card. Once past the log-in screen, shareholders will be able to submit questions live during the virtual meeting by typing the question into the “Ask a Question” field, and clicking submit. We will answer questions that comply with the meeting rules of conduct (which will be available on the virtual meeting portal) during the Annual Meeting, subject to time constraints.

What Proposals Will Be Voted on at the Annual Meeting?

There are three proposals scheduled to be voted on at the Annual Meeting:

•	The election of R. Dirk Allison, Mark L. First and Darin J. Gordon as Class III directors.

•	The ratification of the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent auditor for the fiscal year ending December 31, 2024.

•	The approval, on an advisory, non-binding basis, of the Company’s compensation of its named executive officers as disclosed in this Proxy Statement.

Addus HomeCare’s Board of Directors (the “Board”) recommends that you vote your shares (1) “FOR” each of the nominees of the Board; (2) “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2024; and (3) “FOR” advisory approval of the Company’s compensation of its named executive officers as disclosed in this Proxy Statement.

VOTING AND OTHER INFORMATION

Who Is Entitled to Vote?

April 17, 2024 is the record date for the Annual Meeting. If you owned shares of our common stock at the close of business on April 17, 2024, you are entitled to vote. As of April 17, 2024, we had 16,370,336 shares of common stock outstanding and entitled to vote at the Annual Meeting. Our common stock is our only class of voting stock.

How Many Votes Do I Have?

You have one vote for each share of our common stock that you owned at the close of business on April 17, 2024.

What Is the Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner?

Many of our shareholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent to you directly by Addus HomeCare. As the shareholder of record, you have the right to grant your voting proxy to the proxies listed on the proxy card or to vote in person online at the Annual Meeting. We have enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a stock brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares and are also invited to attend the Annual Meeting. However, because you are not the shareholder of record, you may only vote these shares in person online at the Annual Meeting if you follow the instructions in the materials provided by your broker or other nominee, which may also allow you to use the internet or a toll free telephone number to vote your shares.

How Do I Vote by Proxy?

If you are a shareholder of record, you can vote by mailing in the enclosed proxy card or you can use one of the alternatives below:

•	To vote by telephone: 1-800-690-6903

•	To vote by internet: www.proxyvote.com

Please refer to the specific instructions set forth on the enclosed proxy card. In addition, please have the validation details, located on the proxy card, available when voting your shares. If you choose to vote your shares by telephone or through the internet, there is no need for you to mail back your proxy card.

If you hold your shares in street name, your broker or other nominee will provide you with materials and instructions for voting your shares, which may allow you to use the internet or a toll free telephone number to vote your shares.

May I Revoke My Proxy?

Yes. If you change your mind after you vote, you may revoke your proxy by following any of the procedures described below. To revoke your proxy:

•	Send in another signed proxy with a later date;

•	Send a letter revoking your proxy to Addus HomeCare’s Secretary, Brian Poff, at 6303 Cowboys Way, Suite 600, Frisco, Texas 75034;

•	Submit another vote by telephone or over the internet; or

•	Attend the Annual Meeting and vote your shares in person online before your proxy is exercised at the Annual Meeting.

If you hold your shares in street name, your broker or other nominee will provide you with instructions on how to revoke your proxy.

How Do I Vote at the Annual Meeting?

To vote at the Annual Meeting, shareholders should log into www.virtualshareholdermeeting.com/ADUS2024 and follow the instructions provided on the website. If your shares are registered in your name, to vote you will need your 16-digit Control Number provided with your proxy card. If you are a beneficial owner (i.e., your shares are held in the name of your broker or bank), please refer to “How can I register and attend the Annual Meeting?” above for information on how to register to attend the Annual Meeting in order to vote your shares at the Annual Meeting.

What Votes Need to be Present to Hold the Annual Meeting?

To have a quorum for our Annual Meeting, persons must be present, in person online or by proxy, representing a majority of the votes that could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting.

What Vote Is Required to Approve Each Proposal?

Election of Directors

A plurality voting standard applies to the election of each of the nominees for Class III director. Therefore, the three directors receiving the most “For” votes from the votes entitled to be cast by shareholders who are present in person online or represented by proxy at the Annual Meeting and entitled to vote on the election of directors will be elected.

Ratification of Appointment of Independent Auditor

The ratification of the appointment of PricewaterhouseCoopers LLP as independent auditor for the fiscal year ending December 31, 2024 requires the affirmative vote of a majority of the votes entitled to be cast by shareholders who are present in person online or represented by proxy at the Annual Meeting and entitled to vote.

Advisory Vote on Named Executive Officer Compensation

The approval, on an advisory, non-binding basis, of the Company’s compensation of its named executive officers requires the affirmative vote of a majority of the votes entitled to be cast by shareholders who are present in person online or represented by proxy at the Annual Meeting of Shareholders and entitled to vote.

How Are Votes Counted?

In the election of Addus HomeCare’s directors, your vote may be cast “FOR” the nominee or your vote may be “WITHHOLD” with respect to the nominee. For the ratification of Addus HomeCare’s independent auditor and the advisory vote on named executive officer compensation, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN.”

How Would My Shares Be Voted if I Do Not Specify How They Should Be Voted?

If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. We will appoint one or more inspectors of election to count votes cast at the meeting or by proxy.

As noted above, if your shares are held in a stock brokerage account or by another nominee, your broker or nominee will provide you with materials and instructions for you to use in directing your broker or nominee as to how to vote your shares. New York Stock Exchange (“NYSE”) Rule 452 provides that brokers and other nominees may not exercise their voting discretion on specified non-routine matters without receiving instructions from the beneficial owner of the shares. Because Rule 452 applies specifically to securities brokers, virtually all of whom are governed by NYSE rules, Rule 452 applies to all companies listed on a national stock exchange, including companies (such as the Company) listed on the Nasdaq stock market (the “Nasdaq”).

We expect that the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending December 31, 2024 (Proposal 2) to be the only proposal that is considered a “routine” matter. Accordingly, if your shares are held through a broker or other nominee, that person will have discretion to vote your shares on Proposal 2 if you fail to provide instructions. On the other hand, the election of Class III directors (Proposal 1) and the approval of named executive officer compensation (Proposal 3) will be considered “non-routine” matters. Thus, if you do not give your broker or other nominee specific instructions on how to vote your shares with respect to Proposals 1 and 3, your broker or other nominee will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.” A broker non-vote may also occur if your broker or other nominee fails to vote your shares for any reason. Therefore, if you hold your shares through a broker or other nominee, please instruct that person regarding how to vote your shares on at least Proposal 1 and Proposal 3.

What Is the Effect of Broker Non-Votes, Abstentions and Withhold Votes?

With respect to Proposal 1, you may vote “FOR” or “WITHHOLD” for each director nominee. A vote to withhold or a broker non-vote will not affect the outcome of the election, because each director nominee is elected by plurality. With respect to Proposals 2 and 3, abstentions have the same effect as negative votes because, in order to pass, each of Proposals 2 and 3 must receive affirmative votes by a majority of the votes present at the meeting and entitled to be cast. Abstentions are shares present and entitled to be cast, but not affirmative votes. We do not expect broker non-votes for Proposal 2 (because it is a routine matter), but any broker non-votes would not affect Proposal 2 or Proposal 3, because they are neither entitled to be cast nor affirmative votes.

What Are the Costs of Soliciting These Proxies and Who Will Pay Them?

Addus HomeCare will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our directors and employees may also solicit proxies by telephone, e-mail or other electronic means of communication or in person. We will reimburse our transfer agent and brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Where Can I Find the Voting Results?

We will publish the voting results by filing a Current Report on Form 8-K, which we will file with the SEC within four business days of our Annual Meeting of Shareholders.

Do Directors Attend the Annual Meeting?

Although we do not have a formal policy regarding director attendance at shareholder meetings, we encourage our directors to attend our annual meeting of shareholders and special meetings of shareholders. In 2023, all of the directors of the Company serving as directors at the time of the annual meeting of shareholders attended the annual meeting of shareholders.

Can a Shareholder Communicate Directly with Our Board? If So, How?

Shareholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to the Secretary, Addus HomeCare Corporation, 6303 Cowboys Way, Suite 600, Frisco, Texas 75034.

All communications received as set forth in the preceding paragraph will be opened by an executive officer of the Company for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising or promotions of a product or service, or are not patently offensive material, will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the executive officers will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

PROPOSAL NO. 1: ELECTION OF CLASS III DIRECTORS

General

Our Amended and Restated Bylaws (the “Bylaws”) divide our Board into three classes with the terms of office of each class ending in successive years. Our Bylaws empower our Board to fix the exact number of directors and appoint persons to fill any vacancies on the Board until the next election of the class for which such director was chosen.

Following a recommendation from the Nominating and Corporate Governance Committee, our Board has nominated R. Dirk Allison, Mark L. First and Darin J. Gordon for election as Class III directors of the Company to serve a three-year term to expire at the annual meeting of shareholders in 2027.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF

THESE NOMINEES AS DIRECTORS OF THE COMPANY.

Each of the nominees has consented to being named as a director nominee in this Proxy Statement and has agreed to serve for the three-year term to which he or she has been nominated, if elected. It is the intention of the persons named as proxies, subject to any direction to the contrary, to vote in favor of the candidates nominated by the Board. We know of no reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, passes away or is otherwise unable to serve out the director’s term, or the Board increases the number of directors, the Board may fill the vacancy until the next election of the class for which such director was chosen.

Nominees for Election at this Annual Meeting (To Terms Expiring in 2027)

R. Dirk Allison, age 68, has served as a director of the Company since 2010, as President and Chief Executive Officer from January 2016 to March 2021 and as Chief Executive Officer and Chairman of the Board since March 2021. From April 2019 to January 2022, Mr. Allison served as a director of National Mentor Holdings, Inc., the holding company for Civitas Solutions, Inc., a home and community-based health and human services provider. From 2013 to 2015, he served as a director of Curo Health Services, LLC, a hospice care provider. From 2013 to 2014, Mr. Allison served as the President and Chief Executive Officer of Correctional Healthcare Companies, Inc., a national provider of correctional healthcare solutions. Prior to joining Correctional Healthcare Companies, Inc., he served as the President and Chief Executive Officer of CCS Medical, Inc., a provider of mail order diabetic supplies, from 2011 to 2013. Prior to that, Mr. Allison served as Senior Vice President, Chief Financial Officer and Treasurer of Odyssey Healthcare, Inc. (Nasdaq: ODSY), a provider of hospice services. Prior to joining Odyssey Healthcare, Inc. in 2006, he was Executive Vice President and Chief Financial Officer of Omniflight, Inc., an operator of aviation support services to the healthcare industry. Prior to Omniflight, Inc., Mr. Allison served for approximately three and a half years as Executive Vice President and Chief Financial Officer of Ardent Health Services LLC, an operator of acute care and behavioral care hospitals, and for approximately four years as Executive Vice President, Chief Financial Officer and Treasurer of Renal Care Group, Inc. (NYSE: RCI), an operator of dialysis centers. Between 1987 and 1999, he served as President and Chief Executive Officer of several publicly and privately held healthcare companies, including a physician practice management company and several institutional pharmacy providers. Mr. Allison earned a Bachelor of Business Administration degree from the University of Louisiana at Monroe (formerly Northeast Louisiana University) and a master’s degree in business administration from the University of Dallas. He is also a certified public accountant (CPA). We believe Mr. Allison’s qualifications to serve as a director of our Company include his experience in the healthcare industry and his expertise in business, corporate strategy and investment matters as well as his financial literacy and experience with multi-site healthcare companies and knowledge of regulations regarding government reimbursements.

Mark L. First, age 59, has served as a director of the Company since 2006 and Lead Director since October 2022. Mr. First held the title of President of the Company from 2006 to 2009; however, he was not paid for his service in his capacity as President. Mr. First is a Managing Director of Eos Management, L.P. (“Eos Management”) and its affiliates, where he has been employed since 1994. Mr. First was previously an investment banker with Morgan Stanley & Co., Incorporated (NYSE: MS) from 1991 to 1994. He has served as a director of PetIQ (Nasdaq: PETQ) since 2013 and is a director of several privately owned companies. Mr. First earned a Bachelor of Science degree in economics from The Wharton School of the University of Pennsylvania and a master’s degree in business administration from Harvard Business School. We believe Mr. First’s qualifications to serve as a director of our Company include his financial literacy and experience in business, corporate strategy and investment matters.

Darin J. Gordon, age 53, has served as a director of the Company since October 2016. Mr. Gordon also has served as President and Chief Executive Officer of the consulting firm Gordon & Associates, LLC since 2016 and as a founding partner of Speire Healthcare Strategies, LLC, a healthcare consulting firm, since June 2017. From 1996 to May 2016, he was employed by the State of Tennessee’s Division of Health Care Finance and Administration, an $11 billion healthcare enterprise that provided services to nearly 1.5 million Tennesseans. In 2006, he became the division’s Chief Executive Officer and Director, which included his responsibilities as Director of TennCare, Tennessee’s Medicaid program. Prior to becoming the division’s Chief Executive Officer and Director, Mr. Gordon also served as the division’s Director of Managed Care Programs and Chief Financial Officer. Throughout his career, Mr. Gordon has held various board positions in both corporate and non-profit capacities, including at Advanced Care Partners and Upperline Health, Inc. as well as at Siloam Health. He earned a Bachelor of Science degree from Middle Tennessee State University. We believe Mr. Gordon’s qualifications to serve as a director of our Company include his experience in business, corporate strategy and investment matters as well as his financial literacy and knowledge of regulations regarding government reimbursements.

Directors Whose Terms of Office Will Continue after this Meeting

Class I Directors Whose Terms Expire in 2025

Esteban López, M.D., age 51, has served as a director of the Company since January 2021. He is the Chief Medical Officer of Doxy.me, Inc., a telemedicine software provider, where he leads the company’s efforts to increase access to telemedicine. Dr. López is also the founder and Chief Executive Officer of Hopscotch Health, a provider of pediatric urgent care based in San Antonio, Texas, and a director of Axonics, Inc. (Nasdaq: AXNX), a medical technology company focused on the design, development, and commercialization of innovative and minimally invasive sacral neuromodulation solutions. From May 2023 until August 2023, Dr. López served as Vice President, U.S. Growth, for Babylon Health (NYSE: BBLN), a London based digital-first health service provider. From September 2020 until March 2023, he served as Market Lead-Americas, Healthcare and Life Sciences for Google Cloud, with executive responsibility for strategy, thought leadership and product development for the multinational technology company. From March 2013 to December 2019, Dr. López served as Chief Medical Officer for Clinical Strategy and Innovation for Health Care Service Corporation (HCSC), one of the largest health insurers in the U.S. Prior to this position, he was President of the Southwest Texas Region for Blue Cross Blue Shield of Texas, as well as Chief Medical Officer, where Dr. López had oversight responsibility for sales, network, medical and community affairs for a 1.8- million-member business. He is also a former advisor to UNIT Innovations and served on the board of directors of The Texas Lyceum. Dr. López also previously held executive committee roles with the San Antonio Economic Development Foundation, the San Antonio Mayor’s Fitness Council, and the San Antonio Hispanic Chamber of Commerce. Dual board-certified in Internal Medicine and Pediatrics, Dr. López earned his medical degree from Michigan State University and holds a Bachelor of Arts degree in Biology from the University of California, Santa Cruz, and a master’s degree in business administration from the University of Texas at Dallas. We believe Dr. López’s qualifications to serve as a director of our Company include his experience in the healthcare industry, knowledge as a medical doctor and experience on other company boards of directors.

Jean Rush, age 66, has served as a director of the Company since October 2018. From 2015 to July 2018, Ms. Rush served as the Executive Vice President of Government Markets at HighMark Inc., an affiliate of BlueCross BlueShield. During her tenure at HighMark Inc., Ms. Rush held various board positions in both corporate and non-profit capacities, including Gateway Health Solutions, Highmark Delaware, West Virginia Family Health, and Highmark Select Resources. Prior to serving at Highmark, Ms. Rush served in various executive roles with Centene Corporation (NYSE: CNC) from 2011 to 2015, most recently as Senior Vice President, Complex Care. Ms. Rush currently serves, and has served in the past, on the board of directors of numerous privately owned healthcare companies. Ms. Rush is also a member of the board of directors and chair of the compensation committee of Women Business Leaders in the U.S. Healthcare Industry. She earned a Bachelor of Arts degree from Boston College and a master’s degree in business administration from the University of Connecticut. We believe Ms. Rush’s qualifications to serve as a director of our Company include her experience in the healthcare industry, experience with Medicare and Medicaid, including Medicare Advantage, her financial literacy, executive business experience and experience on other company boards of directors.

Susan T. Weaver, M.D., FACP, age 63, has served as a director of the Company since October 2016. Dr. Weaver served as President and then Chief Executive Officer of KEPRO, a technology enabled healthcare services company, from July 2018 until its merger with CNSI in December 2022. From 2016 to July 2018, Dr. Weaver served as the Chief Executive Officer of the healthcare services company C3 HealthcareRx, LLC. Prior to joining C3 Healthcare Rx, she was President of Transformation Health Partners, a healthcare consulting company she founded in 2015. From 2012 to 2015, Dr. Weaver served at Blue Cross Blue Shield of North Carolina, the state’s largest health insurer, completing her service there as Chief Medical Officer. From 2009 to 2012, Dr. Weaver held various executive positions at WakeMed Health & Hospitals, a healthcare services provider, including Executive Vice President of Medical Affairs. Dr. Weaver also currently serves on the board of AdaptHealth Corp. (Nasdaq: AHCO), a home medical equipment company, since November 2019 and Acentra Health since January 2023. She previously served on the board of directors for DFB Healthcare Acquisitions Corp. (Nasdaq: DFBH) until its merger with AdaptHealth Corp. Dr. Weaver also previously served on the board of directors of several privately held healthcare companies and nonprofit organizations. Dr. Weaver earned a Bachelor of Science in psychology from Duke University and an M.D. from the Duke University School of Medicine. She completed postgraduate training at Massachusetts General Hospital in Boston. Dr. Weaver is board-certified in Internal Medicine and is a Fellow of the American College of Physicians. We believe Dr. Weaver’s qualifications to serve as a director of our Company include her experience in the practice of medicine, business, corporate strategy and the healthcare industry as well as her knowledge of regulations regarding government reimbursements.

Class II Directors Whose Terms Expire in 2026

Heather Dixon, age 51, has served as a director of the Company since March 2023. Ms. Dixon currently serves as Chief Financial Officer of Acadia Healthcare, the largest stand-alone behavioral healthcare company in the United States. Previously, she was Chief Financial Officer of Everside Health, one of the nation’s largest direct primary care providers. Ms. Dixon served as an independent board member and chair of the audit committee of Signify Health from 2021 until its acquisition in March 2023. Prior to joining Everside, Ms. Dixon was the Senior Vice President, Global Controller and Chief Accounting Officer of Walgreens Boots Alliance, Inc. (Nasdaq: WBA), a Fortune 20 integrated healthcare, pharmacy and retail company, from 2019 to 2021. From 2016 to 2019, Ms. Dixon was the Chief Accounting Officer of Aetna, one of the nation’s largest managed health care companies. Ms. Dixon has a Bachelor of Business Administration degree in Accounting from Southern Methodist University. She is also a certified public accountant (CPA). We believe Ms. Dixon’s qualifications to serve as a director of our Company include her experience in the healthcare industry, her financial literacy and executive business experience and experience on other company boards of directors.

Michael Earley, age 68, has served as a director of the Company since 2014. Since 2013, Mr. Earley has also advised on healthcare services and other businesses through a consulting company, Pelican Advisors, LLC, where he serves as Managing Member. Mr. Earley served as Chairman and CEO of Metropolitan Health Networks, Inc. (NYSE: MDF), an operator of a provider services network, from 2003 to 2013. Mr. Earley served as Chairman and CEO of Vistage Florida, a business advisory and executive coaching organization, from November 2021 to September 2022. Mr. Earley has been an advisor to public and privately owned companies, acting in a variety of management roles since 1997. From 1986 to 1997, Mr. Earley served in a number of senior management roles, including Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Corporate Development Officer, for Intermark, Inc. and Triton Group Ltd., both publicly traded diversified holding companies. Mr. Earley was CEO of Collins Associates, an institutional money management firm, from 2000 through 2002. Mr. Earley has also served as a director of several public companies throughout his career. From 1978 to 1983, he was an audit and tax staff member of Ernst & Young LLP. Mr. Earley earned undergraduate degrees in accounting and business administration from the University of San Diego. We believe his qualifications to serve as a director of our Company include his experience in the healthcare industry, his financial literacy and his experience on other public company boards of directors.

Veronica Hill-Milbourne, age 61, has served as a director of the Company since January 2021. Since 2019, Ms. Hill-Milbourne has been President and Chief Executive Officer of Spectrum Health Services, Inc., with executive oversight of three Federally Qualified Health Centers located in Philadelphia, Pennsylvania. From 2017 to 2019, she served as Chief Executive Officer/State Director for Pathways, with executive oversight of mental and behavioral health home and community-based services programs operating in 30 counties throughout Pennsylvania. Prior to this position, she held senior executive leadership roles with healthcare organizations in Philadelphia including Health Transformation Alliance (from 2016 to 2017), Health Partners Plans, Independence Blue Cross, the Inglis Foundation and The Visiting Nurse Association of Greater Philadelphia. Her community volunteer work includes serving as a member of the board of directors of the Health Federation of Philadelphia, as Chair of the Board of Visitors, Temple University College of Public Health, and previously as Councilwoman for Horsham Township in Montgomery County, Pennsylvania. Ms. Hill-Milbourne earned a Bachelor of Science degree in nursing from the Villanova University College of Nursing, a Master of Science degree in health education from Saint Joseph’s University, and a Juris Doctorate from the Temple University School of Law. She is also a licensed registered nurse in Pennsylvania. We believe Ms. Hill-Milbourne’s qualifications to serve as a director of our Company include her experience in the healthcare industry and knowledge as a medical professional, in addition to her law degree and background in compliance matters.

CORPORATE GOVERNANCE

Overview

In General

Our Board has adopted corporate governance policies, including a Code of Business Conduct and Ethics (“Code of Conduct”), and charters for each of our Compensation Committee, Audit Committee, Nominating and Corporate Governance Committee and Government Affairs Committee. The full text of our Code of Conduct and each committee charter is available in the Investors-Corporate Governance section of our internet website located at www.addus.com. A copy of the Code of Conduct is also available in print, free of charge, to any shareholder who requests it by writing to Addus HomeCare Corporation, 6303 Cowboys Way, Suite 600, Frisco, TX 75034. We intend to post amendments to or waivers from, if any, our Code of Conduct at this location on our website, in each case to the extent such amendment or waiver would otherwise require the filing of a Current Report on Form 8-K pursuant to Item 5.05 thereof. Information contained on our website is not a part of this Proxy Statement and the inclusion of our website address in this Proxy Statement is an inactive textual reference only.

In addition, you may request copies of the Code of Conduct and the committee charters by contacting the Company using the following information:

Telephone: (469) 535-8200

Facsimile: (855) 893-0649

E-mail: investorrelations@addus.com

Other Corporate Governance Highlights

•	Only independent directors serve on our Audit, Compensation, and Nominating and Corporate Governance Committees. A majority of our Board is composed of independent directors.

•	Our Audit Committee appoints, determines the compensation of, and oversees the work of our independent auditors. It also has the authority to retain outside advisors.

•

Our Compensation Committee evaluates the performance of the Chief Executive Officer and other executive officers based on corporate goals and objectives and determines and approves their compensation levels based on this evaluation and in accordance with any applicable employment agreement then in effect. Our Compensation Committee has the authority to retain independent advisors.

•

Our Board has adopted a Code of Conduct applicable to all members of our Board, officers, employees and our subsidiaries. The Code of Conduct addresses, among other things, legal compliance, conflicts of interest, corporate opportunities, protection and proper use of Company assets, confidential and proprietary information, integrity of records, compliance with accounting principles and relations with government agencies. Any amendments to, or waivers from, our Code of Conduct will be posted on our internet website promptly following the date of such amendment or waiver, in each case to the extent such amendment or waiver would otherwise require the filing of a Current Report on Form 8-K pursuant to Item 5.05 thereof.

•

Under our Code of Conduct, directors, employees and officers are required to report service on the board of directors or trustees of any other business, trade or community organization. The Company may prohibit membership by officers or employees on any board of directors or trustees where such membership might conflict with the best interests of the Company.

•

Our Board has adopted an Insider Trading Policy, applicable to all directors, officers and employees, their family members and entities controlled by them, which prohibits, among other things, trading in securities of the Company or others while in possession of material non-public information.

•	We do not have a shareholder rights plan.

Board of Directors

Our Board oversees our business and monitors the performance of management. The Board does not involve itself in day-to-day operations. The directors keep themselves informed by discussing matters with the Chief Executive Officer, other key executives and our principal external advisors, such as legal counsel, outside auditors, investment bankers and other consultants, by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.

The Board usually meets four times per year in regularly scheduled meetings and more often as necessary. The Board met six times during 2023. All directors attended at least 75% of the aggregate number of meetings of the Board and committees of the Board of which they were a member held during the year ended December 31, 2023.

Director Independence

Our Board has affirmatively determined that each director other than R. Dirk Allison is “independent,” as defined by the Nasdaq Stock Market Rules. Under the Nasdaq Stock Market Rules, a director can be independent only if the director does not trigger a categorical bar to independence and our Board affirmatively determines that the director does not have a relationship which, in the opinion of our Board, would interfere with the exercise of independent judgment by the director in carrying out the responsibilities of a director.

Board Leadership Structure

The Board regularly considers the appropriate leadership structure for the Company and has concluded that the Company should maintain flexibility to select our Chairman and Board leadership structure from time to time based on the circumstances facing the Company. Thus, the Company does not have a formal policy with respect to the combination or separation of the offices of Chairman of the Board and Chief Executive Officer. The Company’s Bylaws permit the Board to choose a Chairman of the Board from among its members, which can also include its Chief Executive Officer. The directors believe that, at the Company’s current stage, a combined role of Chairman of the Board and Chief Executive Officer, counterbalanced by a strong independent Board led by a Lead Director, is in the best interests of the Company and its shareholders, and that Mr. Allison’s in-depth knowledge of the Company’s operations and strategic goals make him qualified to serve as Chief Executive Officer and Chairman of the Board. This structure allows Mr. Allison to drive strategy and agenda setting at the Board level, while remaining responsible for executing on that strategy as Chief Executive Officer. In addition, the Board is permitted to choose a Lead Director, who cannot be an executive officer. The directors have selected Mark L. First to serve as Lead Director based on his experience and in-depth knowledge of the Company’s operations and strategic goals. In his position as Lead Director, Mr. First works with Mr. Allison to set the agenda for the Board and exercises additional oversight on behalf of the non-management directors. The Lead Director presides at all meetings of the Board and shareholders at which the Chairman is not present, including executive sessions of non-management directors. The Board believes that this governance structure, which combines the Chairman and Chief Executive Officer roles, aligns strategy between the Board and the Chief Executive Officer and the management team who manage the business on a day-to-day basis, while maintaining balance between the Board’s independent authority to oversee our business and the execution of that strategy by the Chief Executive Officer and the management team. The Board will continue to review the appropriateness of this structure based on circumstances facing the Company.

Committees of the Board

The Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Government Affairs Committee. Our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee consist exclusively of members who the Board has affirmatively determined qualify as independent directors under the applicable requirements of the Nasdaq Stock Market Rules.

Audit Committee

The Audit Committee is composed entirely of directors whom the Board has affirmatively determined are independent of the Company and its management as defined by the Nasdaq Stock Market Rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The members of the Audit Committee are Heather Dixon, Michael Earley, Darin J. Gordon and Jean Rush. Mr. Earley serves as chairperson of the Audit Committee.

The Board has also determined that each member of the Audit Committee satisfies the financial literacy requirements of the Nasdaq Stock Market Rules and that Mr. Earley is an “audit committee financial expert,” as that term is defined under Item 407(d) of Regulation S-K. In making its determination that Mr. Earley qualifies as an “audit committee financial expert,” the Board considered his education and the nature and scope of Mr. Earley’s prior experience. The members of the Audit Committee are reviewed at least annually by the Board.

The primary purpose of our Audit Committee is to oversee the integrity of our financial statements, our financial reporting process, the independent accountants’ qualifications and independence, the performance of the independent accountants and our compliance with legal and regulatory requirements on behalf of our Board. In particular, our Audit Committee performs the following key functions, among others:

•

reviewing our financial statements, reports, earnings press releases and other financial information (including internal procedures used in the preparation thereof) in conjunction with management and the independent auditor;

•	meeting quarterly with our Chief Financial Officer to monitor certain financial and operational metrics;

•

appointing our independent auditor and approving all audit and engagement compensation and terms, as well as all permitted non-audit services by our independent auditors, and meeting with our independent auditors to review and discuss certain financial measures;

•	reviewing the adequacy and effectiveness of our internal controls regarding accounting and financial matters;

•	reviewing and, if appropriate, approving transactions between us and related persons; and

•	reporting regularly to the full Board.

Additional information regarding our Audit Committee and its processes and procedures for the consideration and approval of related person transactions can be found under the heading “Certain Relationships and Related Party Transactions.”

This Committee met eight times in 2023.

Compensation Committee

The Compensation Committee is composed entirely of directors who are independent of the Company and its management, as defined by the Nasdaq Stock Market Rules. The members of the Compensation Committee are Mark L. First, Jean Rush and Susan T. Weaver, M.D., FACP. Mr. First serves as chairperson of the Compensation Committee.

The principal responsibilities of our Compensation Committee are to assist our Board by ensuring that our officers and key executives are compensated in accordance with our total compensation objectives and policies and to develop and implement these objectives and policies. In particular, the Compensation Committee is responsible for the following key functions, among others:

•	reviewing and approving corporate goals and objectives of executive compensation;

•	evaluating and approving the compensation and benefits of our executive officers and approving compensation for new executive officers hired; and

•	administering stock plans and other incentive and equity compensation plans.

The Compensation Committee may delegate authority to one or more of its members when appropriate, provided that decisions made pursuant to such delegated authority shall be presented to the full Committee at its next scheduled meeting.

This Committee met one time in 2023.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is composed entirely of directors who are independent of the Company and its management, as defined by the Nasdaq Stock Market Rules. The members of the Nominating and Corporate Governance Committee are Michael Earley, Esteban López, M.D., and Susan T. Weaver, M.D., FACP. Dr. Weaver serves as chairperson of the Nominating and Corporate Governance Committee.

The primary responsibilities of the Nominating and Corporate Governance Committee include:

•	identifying individuals qualified to become board members consistent with the criteria established by our Board from time to time and recommending nominees to our Board;

•	selecting, or recommending that our Board select, candidates for election to the Board at the next annual meeting of shareholders, or to fill vacancies on our Board as necessary;

•	evaluating and approving independent director compensation;

•	overseeing the evaluation of our Board and our management; and

•	overseeing the succession planning of the Chief Executive Officer and senior executive officers.

This Committee met one time in 2023.

Government Affairs Committee

The members of the Government Affairs Committee are R. Dirk Allison, Darin J. Gordon and Veronica Hill-Milbourne. Mr. Gordon serves as chairperson of the Government Affairs Committee.

The primary responsibilities of the Government Affairs Committee are to oversee our governmental, legislative and regulatory affairs programs, processes and procedures, and to monitor our performance with respect to advocacy and awareness of governmental activities impacting our healthcare business operations.

This Committee met one time in 2023.

Risk Oversight

Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material operational, financial, cybersecurity, compensation and compliance risks with senior management. For example, the Compensation Committee considers risk in connection with its design of compensation programs for our executives. As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for overseeing the quality and integrity of the Company’s financial statements and other financial information, financial reporting process, internal controls and procedures for financial reporting and internal audit function. In addition, the Audit Committee strives to provide an open avenue of communication among the Company’s independent auditor, management and the Board.

The Board also receives updates at least bi-annually from our Chief Information Officer concerning our information security and cyber risk strategy, cyber defense initiatives, cyber event preparedness, and cybersecurity risk assessments. We employ a risk management framework designed with the goals of identifying, assessing, and managing material risks from cybersecurity threats. We have also implemented processes to help identify, assess and manage cybersecurity risks associated with our use of third-party service providers. The Audit Committee also oversees the Company’s consultation with outside parties with an expertise in cybersecurity that we engage and retain to review and assess our cybersecurity and information security program. We have made and will continue to make ongoing investments in developing and enhancing our security processes and controls and in maintaining our technology infrastructure, including the maintenance of a business continuity and disaster recovery program, which is tested on a regular basis. We also provide regular training to our employees on cybersecurity and the protection of our information systems in order to mitigate risk associated with threats to the confidentiality, availability, and integrity of our information systems.

Each committee regularly reports to the Board.

Environment-Social-Governance (ESG)

We address ESG, or sustainability, through a set of practices and principles of corporate citizenship that promote long-term, sustainable value creation for the Company, our stakeholders, our employees, and our communities at large. Our approach recognizes the links between our corporate leadership, supporting Addus employees and their well-being, and providing homecare and healthcare services to support individuals and their families, all of which result in positive sustainable impacts on our local communities.

Social services are at the heart of our mission, providing high quality care for the elderly, disabled and chronically ill, supporting independence and dignity for the people we serve. With over 34,000 employees, we are among the largest employers in the United States, and we believe employment and job creation is one of the key drivers of economic growth, dignity and prosperity for individual employees and their communities.

Governance at Addus HomeCare begins with clearly establishing our purpose as an organization devoted to service and then creating the structure for oversight and accountability to guide us. We pride ourselves on our outstanding reputation of operating at the highest ethical levels, and we have worked to implement policies that support compliance and leadership and reflect our set of values from everyone on our team, including our Board of Directors, our management and our caregivers.

While the nature of our services in the home cause our impact on the Environment to be substantially lighter than similarly sized companies in most other industries, we recognize that everyone has a part to play in sustaining and nurturing the world around us.

For more information on our ESG initiatives, please refer to the sustainability section of our website, which can be accessed at https://addus.gcs-web.com/adus-sustainability.

Director Nomination Process

The Nominating and Corporate Governance Committee has responsibility for the director nomination process. The Nominating and Corporate Governance Committee identifies potential nominees for directors from various sources. The Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of Board members in the context of the current composition of the Board. The Nominating and Corporate Governance Committee considers, among other things, a potential director’s independence and conflicts of interests, character and integrity, financial literacy, education and business experience and available time to devote to Board matters. The Nominating and Corporate Governance Committee seeks candidates from diverse business and professional backgrounds with outstanding integrity, achievements, judgment and such other skills and experience that would enhance the Board’s ability to serve the long-term interests of the shareholders. In addition, the Nominating and Corporate Governance Committee has made a concerted effort in recent years to identify female and underrepresented minority candidates. The Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director. The Committee views diversity broadly to include diversity of experience, skills and viewpoint, as well as other diversity concepts such as race and gender. The Nominating and Corporate Governance Committee’s objective is to assemble a slate of directors that can best fulfill the Company’s goals and promote the interests of shareholders. The Nominating and Corporate Governance Committee believes these practices have been effective.

The Nominating and Corporate Governance Committee may from time to time use its authority under its charter to retain, at the Company’s expense, one or more search firms to identify candidates and to approve the search firm’s fees and other retention terms, and will specify for the search firm the criteria to use in identifying potential candidates.

The Nominating and Corporate Governance Committee will consider a shareholder’s recommendation for director, but the Nominating and Corporate Governance Committee has no obligation to recommend such candidates for nomination by the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria as for candidates recommended by other sources. If a shareholder has a suggestion for candidates for election, the shareholder should mail it to: Secretary, Addus HomeCare Corporation, 6303 Cowboys Way, Suite 600, Frisco, Texas 75034.

If a shareholder desires to nominate a person for election as director at a shareholders’ meeting, that shareholder must comply with Section 1.11 of the Company’s Bylaws as described below under “Shareholder Proposals for the 2025 Annual Meeting of Shareholders.”

Board Diversity

The following table summarizes certain self-identified characteristics of our directors, in accordance with Nasdaq Listing Rules 5605(f) and 5606. Each term used in the table has the meaning given to it in the rule and related instructions.

Board Diversity Matrix as of April 17, 2024

Total Number of Directors	9
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	4	5	0	0
Part II: Demographic Background	0	0	0	0
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	1	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	3	4	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	1
Did Not Disclose Demographic Background	0

Role of Compensation Consultants

The Compensation Committee has the authority to retain a compensation consultant or obtain advice from external legal, accounting or other advisors to assist in the evaluation of executive compensation. During 2023, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as an independent compensation consultant to provide advice as discussed below under “Executive Compensation-Compensation Discussion and Analysis,” which advice was used in making 2023 compensation decisions.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

Our written Code of Conduct provides that our directors, officers and employees are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee, or other independent committee of our Board in the event it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. In addition, the charter of our Audit Committee states that the Audit Committee shall review and approve all related person transactions. Any request for us to enter into a transaction with an executive officer, director, nominee for director, principal shareholder, or any of such persons’ immediate family members or affiliates, or our employees, in which the amount involved may exceed $120,000, will first be presented to our Audit Committee or such other committee for review, consideration and approval. All of our directors, officers and employees are required to report any such related person transaction. In approving or rejecting the proposed agreement, our Audit Committee or such other committee will consider the facts and circumstances available and deemed relevant, including, but not limited to, the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products and, if applicable, the impact on a director’s independence. Our Audit Committee or such other committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee or such other committee determines in the good faith exercise of its discretion. Under our Code of Conduct, if we should discover related person transactions that have not been approved, the Audit Committee or such other committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction. Notwithstanding the foregoing, compensatory transactions with our related persons will be reviewed by our Compensation Committee.

Related Person Transactions

Since January 1, 2023 there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the captions “Information About Our Executive Officers,” “Executive Compensation” and “2023 Director Compensation” appearing elsewhere in this proxy statement.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation (the “Certificate of Incorporation”) contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our Company or our shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we are required to indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by Delaware law. Our Bylaws also provide that we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether our Bylaws would otherwise permit indemnification. We believe that these provisions are necessary to attract and retain qualified directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

We are party to indemnification agreements with each current director, in their capacities as officers and directors, and with certain other of our former directors and current and former officers (each, an indemnitee). Pursuant to these agreements, we have agreed to hold each indemnitee harmless and indemnify him or her to the fullest extent permitted by law against all expenses, judgments, penalties, fines and amounts paid in settlement including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of the indemnitee. We are not obligated to make any payment to any indemnitee that is finally determined to be unlawful. In respect of any threatened, pending or completed proceeding in which we are jointly liable with an indemnitee, we will pay the entire amount of any judgment or settlement without requiring the indemnitee to contribute. We will advance, to the extent permitted by law, all expenses incurred by or on behalf of an indemnitee in connection with a proceeding. No amendment, alteration or repeal of our Certificate of Incorporation, our Bylaws or the indemnification agreement with any indemnitee will limit any right of that indemnitee in respect of any action taken or omitted by that indemnitee prior to such amendment. We anticipate that we will enter into similar indemnification agreements with any new member elected to our Board.

At present, we are not aware of any pending litigation or proceeding involving any of our directors, officers, employees or agents in their capacity as such for which indemnification will be required or permitted. In addition, we are not aware of any other threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

We have been informed that, in the opinion of the SEC, any indemnification of directors or officers for liabilities arising under the Securities Act of 1933, as amended, is against public policy and therefore unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock, as of April 17, 2024, by the following:

•	each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of any class of our voting securities;

•	each continuing director;

•	each of our executive officers; and

•	all continuing directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security, and includes shares underlying options and warrants that are currently exercisable or exercisable within 60 days after the measurement date. The information in the table below is based on information supplied by our directors and executive officers and public filings.

Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below have sole investment and voting power with respect to their shares, except where community property laws may apply. Unless otherwise indicated, we deem shares of common stock subject to options that are exercisable within 60 days of April 17, 2024 to be outstanding and beneficially owned by the person holding the options for the purpose of computing percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the ownership percentage of any other person. As of April 17, 2024, we did not have any warrants issued or outstanding. The percentage of shares beneficially owned is based on 16,370,336 shares of our common stock outstanding as of April 17, 2024. Except as otherwise indicated, the address of each person or entity named below is the address of the Company, 6303 Cowboys Way, Suite 600, Frisco, Texas 75034.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
BlackRock(1)	2,613,406	16.0%
The Vanguard Group(2)	1,257,440	7.7%
R. Dirk Allison(3)	290,816	1.8%
Darby Anderson(4)	83,655	*
W. Bradley Bickham(5)	84,161	*
Cliff Blessing(6)	18,479	*
Heather Dixon(7)	1,634	*
Michael Earley(8)	12,461	*
Mark L. First(9)	19,378	*
Sean Gaffney(10)	28,002	*
Darin J. Gordon(11)	10,610	*
Veronica Hill-Milbourne(12)	4,453	*
Esteban López, M.D.(13)	3,353	*
Brian Poff(14)	60,205	*
Monica Raines(15)	25,448	*
Jean Rush(16)	7,036	*
Roberton Stevenson(17)	27,684	*
David Tucker(18)	36,130	*
Michael Wattenbarger(19)	34,132	*
Susan T. Weaver, M.D., FACP(20)	10,110	*
All directors and executive officers as a group (18 persons)	757,747	4.6%

* Less than one percent.

(1)

The information with respect to BlackRock, Inc. is based solely on its Schedule 13G/A filed with the SEC on January 22, 2024. BlackRock, Inc. possesses sole voting power of 2,575,212 shares of common stock and sole dispositive power over 2,613,406 shares of common stock. These totals include shares beneficially owned by Aperio Group, LLC, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, and BlackRock Fund Managers Ltd. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(2)

The information with respect to The Vanguard Group is based solely on its Schedule 13G/A filed with the SEC on February 13, 2024. The Vanguard Group possesses sole voting power of 0 shares of common stock, shared voting power of 19,254 shares of common stock, sole dispositive power over 1,223,698 shares of common stock and shared dispositive power over 33,742 shares of common stock. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)

Includes 211,419 shares subject to options which are currently exercisable or exercisable within 60 days of April 17, 2024 and 55,629 shares of unvested restricted stock, which have various vesting dates/ which will vest in full on February 23, 2027.

(4)

Includes 42,901 shares subject to options which are currently exercisable or exercisable within 60 days of April 17, 2024 and 9,709 shares of unvested restricted stock, which have various vesting dates/ which will vest in full on February 23, 2027.

(5)

Includes 36,161 shares subject to options which are currently exercisable or exercisable within 60 days of April 17, 2024 and 26,649 shares of unvested restricted stock, which have various vesting dates/ which will vest in full on February 23, 2027.

(6)

Includes 9,500 shares subject to options which are currently exercisable or exercisable within 60 days of April 17, 2024 and 7,536 shares of unvested restricted stock, which have various vesting dates/ which will vest in full on February 23, 2027.

(7)	Includes 1,289 shares of unvested restricted stock, which have various vesting dates/ which will vest in full on June 14, 2024

(8)	Includes 1,289 shares of unvested restricted stock, which have various vesting dates/ which will vest in full on June 14, 2024.

(9)	Includes 1,289 shares of unvested restricted stock, which have various vesting dates/ which will vest in full on June 14, 2024.

(10)

Includes 10,000 shares subject to options which are currently exercisable or exercisable within 60 days of April 17, 2024 and 9,709 shares of unvested restricted stock, which have various vesting dates/ which will vest in full on February 23, 2027.

(11)	Includes 1,289 shares of unvested restricted stock, which have various vesting dates/ which will vest in full on June 14, 2024.

(12)	Includes 1,289 shares of unvested restricted stock, which have various vesting dates/ which will vest in full on June 14, 2024.

(13)	Includes 1,289 shares of unvested restricted stock, which have various vesting dates/ which will vest in full on June 14, 2024.

(14)

Includes 28,661 shares subject to options which are currently exercisable or exercisable within 60 days of April 17, 2024 and 24,705 shares of unvested restricted stock, which have various vesting dates/ which will vest in full on February 23, 2027.

(15)

Includes 13,462 shares subject to options which are currently exercisable or exercisable within 60 days of April 17, 2024 and 7,228 shares of unvested restricted stock, which have various vesting dates/ which will vest in full on February 23, 2027.

(16)	Includes 1,289 shares of unvested restricted stock, which have various vesting dates/ which will vest in full on June 14, 2024.

(17)

Includes 17,250 shares subject to options which are currently exercisable or exercisable within 60 days of April 17, 2024 and 7,240 shares of unvested restricted stock, which have various vesting dates/ which will vest in full on February 23, 2027.

(18)

Includes 25,633 shares subject to options which are currently exercisable or exercisable within 60 days of April 17, 2024 and 8,345 shares of unvested restricted stock, which have various vesting dates/ which will vest in full on February 23, 2027.

(19)

Includes 25,000 shares subject to options which are currently exercisable or exercisable within 60 days of April 17, 2024 and 7,215 shares of unvested restricted stock, which have various vesting dates/ which will vest in full on February 23, 2027.

(20)	Includes 1,289 shares of unvested restricted stock, which have various vesting dates/ which will vest in full on June 14, 2024.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The Company’s executive officers as of April 17, 2024 are:

•
R. Dirk Allison;
•
W. Bradley Bickham;
•
Brian Poff;
•
Darby Anderson;
•
Cliff Blessing;
•
Sean Gaffney;
•
Monica Raines;
•
Roberton Stevenson;
•
David Tucker; and
•
Michael Wattenbarger;

R. Dirk Allison-The principal occupation and employment experience of Mr. Allison during the last five years is set forth above under the heading “Nominees for Election at this Annual Meeting (To Terms Expiring in 2027).”

W. Bradley Bickham, age 61, has served as our President and Chief Operating Officer since March 2021 and previously served as our Executive Vice President and Chief Operating Officer from January 2017 to March 2021. Mr. Bickham has served in a variety of senior leadership roles in both public and private healthcare companies, following tenures in the legal and accounting fields. From September 2014 to January 2017, he served as Senior Vice President and Chief Legal Officer for United Surgical Partners International, an ambulatory surgery provider. Previously, he served as Executive Vice President and Chief Legal Officer for a number of firms, including Correctional Healthcare Companies, Inc., a provider of correctional healthcare solutions, from 2013 to August 2014 and CCS Medical, Inc. from 2012 to 2013. He also served as Vice President, and later Senior Vice President and General Counsel for Odyssey HealthCare, Inc. (Nasdaq: ODSY), a provider of hospice services, from 2003 through its acquisition by Gentiva Health Services, Inc. (Nasdaq: GTIV), a provider of home health and hospice services, in 2010. Mr. Bickham earned both a Bachelor of Science in Accounting and a law degree from Louisiana State University.

Brian Poff, age 51, has served as our Executive Vice President and Chief Financial Officer since May 2016. Mr. Poff has served in a number of financial positions in both public and private healthcare companies. From October 2015 to April 2016, he served as Chief Financial Officer and Treasurer of Oceans Healthcare, L.L.C., a provider of behavioral health services. Prior to Oceans Healthcare, Mr. Poff served as Senior Vice President, Chief Accounting Officer and Treasurer for CCS Medical, Inc. from November 2011 to October 2015. Prior to CCS Medical, Mr. Poff served as the Corporate Controller for AccentCare, Inc., a provider of home health, hospice and personal care services. Mr. Poff also held the position of Division Chief Financial Officer-Hospice Services for Gentiva Health Services, Inc. (Nasdaq: GTIV), a provider of home health and hospice services, and served as Assistant Controller for Odyssey HealthCare, Inc. (Nasdaq: ODSY), a provider of hospice services. Before working with Odyssey HealthCare, Inc., he served as the Controller for Horizon Health Corporation, a provider of behavioral health services, until its acquisition by Psychiatric Solutions, Inc., a psychiatric hospital operator, whereby he was elevated to the role of Division Chief Financial Officer. Mr. Poff earned a Bachelor of Business Administration in Accounting from Sam Houston State University.

Darby Anderson, age 58, has served as our Executive Vice President and Chief Government Relations Officer since April 2022. Mr. Anderson previously served as our Executive Vice President and Chief Strategy Officer from November 2019 to March 2022, as our Executive Vice President and Chief Development Officer from 2014 to November 2019 and as our Senior Vice President of Addus HealthCare from 2013 to 2014. Mr. Anderson joined Addus HealthCare in 1996, and has served in such capacities as a Regional Manager, Midwest, Regional Vice President, Midwest and East, and Vice President of Home and Community Services. Mr. Anderson earned a Bachelor of Arts degree from Michigan State University.

Cliff Blessing, age 44, has served as our Executive Vice President and Chief Development Officer since April 2022. Mr. Blessing has over 15 years of experience in corporate development, finance and strategy. Prior to joining the Company, he served as Executive Vice President of Corporate Development for Encompass Health, the fourth largest provider of skilled home health services in the country. In this role, Mr. Blessing was responsible for mergers, acquisitions, and other strategic initiatives, working in close consultation with the company’s senior management team. Prior to joining Encompass in 2012, he held various corporate development and finance roles, including in banking and real estate development. Mr. Blessing earned a Bachelor of Arts in Finance degree from Abilene Christian University and a master’s degree in business administration from the Cox School of Business at Southern Methodist University.

Sean Gaffney, age 45, has served as our Executive Vice President and Chief Legal Officer since April 2019. From 2015 to April 26, 2019, Mr. Gaffney served as General Counsel for Encompass Health - Home Health & Hospice, a provider of skilled home health services. Previously, he served from 2014 to 2015 as the Executive Vice President of Corporate Development, General Counsel and Secretary of BroadJump, LLC, a software start-up producing innovative hospital cost-reduction technology. Mr. Gaffney earned a Bachelor of Arts from The University of Dallas and a law degree from Boston University School of Law, where he was a G. Joseph Tauro Scholar and managing editor of the Boston University International Law Journal.

Monica Raines, age 45, has served as our Executive Vice President and Chief Compliance & Quality Officer since March 2022. From September 2016 through July 2019, Ms. Raines served as our Vice President and Chief Compliance Officer, and from July 2019 through March 2022, she served as our Senior Vice President and Chief Compliance Officer. Ms. Raines has almost 20 years of experience in advising and supporting healthcare companies with 10 years dedicated to compliance in the provider setting. Prior to joining the Company, Ms. Raines served as Chief Compliance Officer and General Counsel to CCS Medical, one of the nation’s largest providers of mail order DME supplies. Before moving in-house, Ms. Raines begin her career as an associate at Jenkens and Gilchrist, a nationally recognized law firm. Ms. Raines earned both a Bachelor of Arts and law degree from Southern Methodist University.

Roberton Stevenson, age 44, has served as our Executive Vice President and Chief Human Resource Officer since June 2021. From March 2020 through June 2021, Mr. Stevenson served as our Senior Vice President of Human Resources. Mr. Stevenson has over 20 years of progressive healthcare human resources leadership experience in both public and private organizations where he has led key strategic people operations including talent acquisition, benefits, compensation, employee engagement, mergers & acquisitions, and workforce planning. Immediately prior to joining the Company, he was Vice President of Human Resources for Seasons Hospice and Palliative Care, a nationwide private hospice organization. Mr. Stevenson earned a Bachelor of Science in Human Resources Management from Louisiana Tech University and a master’s degree in business administration from University of North Texas.

David Tucker, age 59, has served as our Executive Vice President and Chief Strategy Officer since April 2022. Mr. Tucker previously served as our Executive Vice President and Chief Development Officer from November 2019 to through 2022. From March 2018 through October 2019, Mr. Tucker served as our Senior Vice President of Business Development, and from July 2016 through February 2018, he served as our Vice President Managed Care. Prior to joining the Company, Mr. Tucker served as Senior Vice President of Business Development for CCS Medical, Inc. from 2012 to July 2016. Mr. Tucker earned a Bachelor of Science degree from Glenville State College.

Michael Wattenbarger, age 54, has served as our Executive Vice President and Chief Information Officer since November 7, 2019. From August 2019 to November 2019, Mr. Wattenbarger served as our Senior Vice President of Information Technology and from May 2018 to August 2019 as our Vice President of Information Technology. Previously, Mr. Wattenbarger served as the Chief Information Officer of LifeCare Management Services, a health care services company, from 2006 to May 2018. Mr. Wattenbarger earned both a Bachelor of Arts and a master’s degree in management information science from Louisiana State University at Shreveport.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The purpose of this compensation discussion and analysis is to provide information about the material elements of compensation that is paid or awarded to, or earned by, our named executive officers.

Named Executive Officers

Our named executive officers for the last completed fiscal year were as follows:

•	R. Dirk Allison, Chief Executive Officer and Chairman of the Board;

•	Brian Poff, Executive Vice President, Chief Financial Officer, Treasurer and Secretary;

•	W. Bradley Bickham, President and Chief Operating Officer;

•	Darby Anderson, Executive Vice President and Chief Government Relations Officer; and

•	Sean Gaffney, Executive Vice President and Chief Legal Officer.

Overview of our Compensation Program and Compensation Philosophy and Objectives

Our compensation and benefits programs are designed to attract and retain talented, qualified executives to manage and lead the Company, to motivate them to pursue corporate objectives, to align the interests of our executive with those of our shareholders and to maximize the long-term growth of the Company. We believe that our compensation program allows us to meet the following objectives:

•

Reward the executive officer for a job done well. While base salary, which is intended to provide reasonable fixed compensation for the essential elements of an executive officer’s position, remains an important component of an executive officer’s compensation, our performance-based cash and equity compensation plans comprise a significant portion of compensation.

•

Compensate executive officers within market standards. We believe that competitive pay, together with our significant growth opportunities and employee-centered corporate culture, allow us to attract and retain top-quality executives. To ensure the competitiveness of our compensation levels within the comparable markets for executive talent, we direct the conduct of periodic independent consulting studies to evaluate our executive compensation program in comparison to pertinent market data and specified peer companies.

•

Provide compensation that is fair to the executive officer and the Company. We believe that it is important for executive officers to be fairly compensated, at levels reflective of their talents and experience, and the scope of their job responsibilities. We also believe that it is important that each executive officer perceives that his or her compensation is fair and equitable relative to peers and others in the organization. This perceived equity promotes executive retention and satisfaction, and is consistent with our beliefs and values.

•

Create a high-performance culture. We believe that executive officers should strive to achieve and exceed performance expectations, and drive the growth and success of the business. We also believe that superior performance warrants superior rewards. Our merit-based salary increases and performance-based cash and equity compensation plans are designed to promote this high-performance culture and motivate our executives to achieve at their highest potential.

2023 Advisory Vote on Named Executive Officer Compensation

The Compensation Committee reviewed the results of the 2023 shareholder advisory vote on named executive officer compensation and incorporated the results as one of the many factors considered in connection with the discharge of its responsibilities. Since the overwhelming majority of shares voted at our 2023 annual meeting of shareholders were voted to approve the compensation program described in our 2023 Proxy Statement, the Compensation Committee did not implement changes to our 2023 executive compensation program as a direct result of the shareholders’ advisory vote. The Company is conducting another shareholder advisory vote this year and the Company will take into account the results of that vote in setting future compensation.

The Company also held a non-binding shareholder vote at the 2019 annual meeting of shareholders regarding whether to hold an advisory vote on named executive officer compensation every one, two or three years, which supported an annual vote. Thus, the Company is presenting an advisory vote on named executive officer compensation in this Proxy Statement.

Role of the Compensation Committee, Consultants and Executive Officers in Determining Named Executive Officer Compensation

The targeted compensation range and amount of each element of our compensation program is determined by our Compensation Committee at the time of initial hire, promotion or employment agreement renewal, taking into consideration our results of operations, long- and short-term goals, the competitive market for the named executive officer and general economic factors. We then review compensation on an annual basis as described below. We seek to combine the components of our executive compensation program to achieve a total compensation level appropriate for our size and corporate performance. We then determine the amount of each element of compensation based on our compensation objectives.

Role of the Compensation Committee

The Compensation Committee has primary responsibility for all compensation decisions relating to our named executive officers. The Compensation Committee reviews the aggregate level of our executive compensation, as well as the mix of elements used to compensate our named executive officers on an annual basis. In addition, the targeted compensation range for each executive, along with the amount of each program element, is determined by the Compensation Committee.

Role of the Independent Compensation Consultant

The Compensation Committee has the authority to retain a compensation consultant or obtain advice from external legal, accounting or other advisors to assist in the evaluation of executive compensation. The Compensation Committee retained FW Cook as its outside compensation consultant during 2023. During 2023, FW Cook provided updated benchmarking information to assist the Compensation Committee with setting the Company’s performance-based cash and equity compensation plans. Based on this extensive work, the Compensation Committee did not engage FW Cook for the February 2024 Compensation Committee meeting.

The Compensation Committee has reviewed the independence of FW Cook as required by SEC rules and the Nasdaq Stock Market Rules regarding compensation consultants and has concluded that the work of FW Cook for the Compensation Committee does not raise any conflict of interest. All work performed by the compensation consultant is subject to review and approval of the Compensation Committee. FW Cook provided no other services to the Company and only received fees from the Company on behalf of the Compensation Committee.

Benchmarking

To ensure that our executive compensation program is competitive, the Compensation Committee has periodically (most recently in February of 2023) reviewed an analysis of executive compensation at peer group companies assembled by FW Cook. The Compensation Committee uses the comparative peer group data as a point of reference for compensation, but not as the determinative factor. The purpose of the comparison data is not to supplant the analyses of internal pay equity, wealth accumulation and the individual performance of the executive officers that the Compensation Committee considers when making compensation decisions. The Compensation Committee has full discretion in determining the nature and extent of the use of comparative compensation data, including to elect not to use the data at all.

There are very few directly comparable peer companies in our sector, so in determining our peer group, we selected companies with similar industry focus, business complexity, and size and operating characteristics. The most recent targeted peer group consisted of the following companies:

•	Amedisys, Inc.

•	Aveanna Healthcare Holding Inc.

•	Chemed Corporation

•	Enhabit, Inc.

•	The Ensign Group, Inc.

•	LHC Group, Inc.

•	National Healthcare Corporation

•	Oak Street Health, Inc.

•	Pennant Group, Inc.

•	RadNet, Inc.

•	Tivity Health, Inc.

•	U.S. Physical Therapy, Inc.

FW Cook calculated the median total compensation (including the grant date fair value of equity incentives) for this peer group. The Compensation Committee also reviewed data comparing individual compensation for its named executive officers to the average compensation for comparable offices paid by the peer group.

The Compensation Committee did not have FW Cook update this analysis for 2024.

Role of the Executive Officers

Mr. Allison participated in the meetings of the Compensation Committee at which compensation actions involving our executive officers (other than Mr. Allison) were discussed. Mr. Allison assisted the Compensation Committee by making recommendations and answering Compensation Committee questions regarding executive performance and objectives relating to the named executive officers other than himself. Mr. Allison recused himself and did not participate in any portion of any meeting of the Compensation Committee at which his compensation was discussed.

Elements of Our Named Executive Officer Compensation Program

The compensation we provide to our named executive officers is primarily comprised of three elements: base salary, performance-based cash compensation, and performance-based equity compensation. We believe that offering these elements of compensation allows us to meet each of the objectives of our compensation philosophy, as well as to remain competitive with the market for acquiring executive talent. We also provide our named executive officers with certain other benefits and perquisites that are discussed below under “Other Compensation.”

Base Salary

We utilize base salary as the primary means of rewarding our named executive officers for their individual job performance, providing them a secure level of guaranteed cash compensation, and encouraging them to focus on their most important priorities and initiatives. The Compensation Committee may adjust executive base salary levels based on performance, competitive market conditions, and/or changes in position scope and responsibilities.

We agree upon a base salary, which is not “at risk,” with each named executive officer at the time of initial employment or promotion, which historically has been reflected in employment agreements. The amount of base salary initially offered to a new or newly-promoted named executive officer reflects our views as to the individual named executive officer’s scope of anticipated responsibilities, past experience, and future potential to add value through performance, knowledge, skills and expertise. This base salary level is also based on competitive industry salary practices.

A named executive officer may receive a merit-based salary increase to the extent such named executive officer is eligible pursuant to his or her employment agreement. In addition, we may adjust salary due to other circumstances, such as a change in responsibilities or position. Executive merit-based salary increases, to the extent permitted by a named executive officer’s employment agreement, have generally been determined based on the named executive officer’s performance of key Company and divisional or departmental objectives, as well as the named executive officer’s effectiveness in performing his or her role.

Performance-Based Cash Compensation

A significant part of each named executive officer’s annual cash compensation is awarded under our individualized performance-based cash compensation plans. Bonuses under these plans are intended to incentivize and reward our named executive officers for the achievement of financial objectives. All performance-based cash compensation is based on the achievement of pre-established Company Adjusted EBITDA (defined below) targets, in order to more directly align this element of compensation with shareholder value. Performance-based cash compensation is designed to be “at risk,” with the named executive officer only receiving the maximum bonus if performance exceeds our expectations.

Our financial objectives are established to drive performance at or above Company budgetary levels, requiring that internal budget levels be exceeded to achieve the maximum bonus potential.

For our named executive officers, the award opportunity for 2023 performance was based 100% on the achievement of certain levels of Adjusted EBITDA. “Adjusted EBITDA” is the Company’s earnings before interest expense, income taxes, depreciation and amortization, as well as certain other adjustments. A reconciliation of Adjusted EBITDA to the Company’s net income is available beginning on page 36 of our Annual Report on Form 10-K for the year ended December 31, 2023. However, for determining performance-based compensation, the Compensation Committee determined that the appropriate Adjusted EBITDA was $121,888, which includes $868 of EBITDA attributable to retroactive New York rate increases deducted in calculating 2023 10-K Adjusted EBITDA because it related to the prior year, since such amount would not otherwise be reflected in performance based compensation for any period. The target Adjusted EBITDA goal was set based on the budget for the period reflecting a level of performance which at the time was anticipated to be challenging, but achievable. The threshold Adjusted EBITDA goal was set to be reflective of performance at which the Compensation Committee believed a portion of the award opportunity should be earned. The maximum level was set well above the target, requiring exemplary performance. The Compensation Committee also mandated that the goals be revised upward based upon budget for acquisitions made during the year to reflect performance in the period following acquisition. The table which follows provides the Adjusted EBITDA performance goals originally established by the Compensation Committee for 2023, revised goals that reflect 2023 acquisitions, and the actual level of performance achieved (dollars in thousands):

	Adjusted EBITDA Goals
	Threshold	Target	Maximum	Actual
Adjusted EBITDA (original)	$99,007	$110,008	$121,009	$N/A
Adjusted EBITDA (with acquisitions)	101,897	113,219	124,541	121,888(1)

(1)	Includes $868 of New York rate increases that were retroactive to services performed in the prior year.

The target amount for each annual performance bonus is set as a percentage of the named executive officer’s base salary and is based on the achievement of certain levels of Adjusted EBITDA. The target opportunity for Mr. Allison in 2023 was 100% of base salary, for Messrs. Poff and Bickham the target opportunity was 90% and for the other named executive officers the target opportunity was 75%. The threshold Adjusted EBITDA goal must be met in order for any payout to occur and payouts cannot exceed the maximum level, as set forth in the table below. The following table shows the annual incentive opportunities and actual bonus percentages earned for our named executive officers with respect to 2023 performance:

	Adjusted EBITDA
Name	Base Salary	Threshold % of Base Salary	Target % of Base Salary	Maximum % of Base Salary	Actual % of Base Salary Earned(1)
Mr. Allison	$950,000	50.0	100.0	150.0	140.0
Mr. Poff	492,500	45.0	90.0	135.0	126.0
Mr. Bickham	550,000	45.0	90.0	135.0	126.0
Mr. Anderson	390,000	37.5	75.0	112.5	105.0
Mr. Gaffney	365,000	37.5	75.0	112.5	105.0

(1)

The Company achieved Adjusted EBITDA (as described above) in 2023 equal to 108% of the Adjusted EBITDA target. The plan provides discretion to the Compensation Committee to award more or less than the formula indicates.

For the fiscal year ending December 31, 2024, the Compensation Committee retained achievement of target levels of Adjusted EBITDA as the sole criteria for performance-based cash compensation, with a threshold of 50% of target award at 90% of the Adjusted EBITDA target, and a maximum of 150% of target award at 110% of the Adjusted EBITDA target (and linear interpolation within those ranges). Finally, the Compensation Committee retained the target value of performance-based cash compensation as a percentage of base salary, as follows:

Name	Target % of Base Salary
Mr. Allison	100%
Mr. Poff	90%
Mr. Bickham	90%
Mr. Anderson	75%
Mr. Gaffney	75%

Performance-Based Equity Compensation

We believe compensation in the form of incentive equity awards aligns the interests of our named executive officers with the interests of our shareholders and rewards our named executive officers for superior corporate performance. We believe this form of compensation is particularly effective for those individuals who have the most impact on the management and success of our business, providing them with a valuable long-term incentive while providing us with a valuable retention tool through the use of vesting periods. We also believe that equity incentives are an important part of a competitive compensation structure necessary to attract and retain talented named executive officers.

The performance-based equity component of our named executive officer compensation program is designed to provide our senior management with performance-based award opportunities, to drive superior long-term performance and to align the interests of our senior management with those of our shareholders.

For each named executive officer, the award opportunity for 2023 performance was based entirely on the achievement of Adjusted EBITDA as described above in the description of “Performance-Based Cash Compensation.”

The target amount for each performance-based equity plan is set as a fixed dollar amount and is based on the achievement of certain performance objectives, subject to adjustment at the discretion of the Compensation Committee. The target value of equity grants as a fixed dollar amount were as follows:

Name	Target $ Amount
Mr. Allison	2,200,000
Mr. Poff	900,000
Mr. Bickham	950,000
Mr. Anderson	360,000
Mr. Gaffney	360,000

As with the performance-based cash compensation, the Compensation Committee set a threshold of 50% payout at 90% of the Adjusted EBITDA target, and a maximum of 150% payout at 110% of the Adjusted EBITDA target (and linear interpolation within those ranges). The Company achieved Adjusted EBITDA (as described above) in 2023 equal to 108% of the Adjusted EBITDA target, resulting in the dollar value of equity awards of 140% of the Target Amount. The dollar values were converted into equity using the closing price of the Company’s common stock on February 23, 2024 and granted as restricted stock, vesting over three years on February 23 of 2025, 2026 and 2027. The amounts of these grants, which were made under the Company’s Amended and Restated 2017 Omnibus Incentive Plan (the “A&R 2017 Plan”), were as follows:

Name	Restricted Stock Awards (#)
Mr. Allison	34,568
Mr. Poff	14,141
Mr. Bickham	14,927
Mr. Anderson	5,657
Mr. Gaffney	5,657

For the fiscal year ending December 31, 2024, the Compensation Committee retained achievement of target levels of Adjusted EBITDA as the sole criteria for performance-based equity compensation, with a threshold of 50% of target grant at 90% of the Adjusted EBITDA target, and a maximum of 150% of target grant at 110% of the Adjusted EBITDA target (and linear interpolation within those ranges). Finally, the Compensation Committee also set the target value of equity grants as a fixed dollar amount, as follows:

Name	Target $ Amount
Mr. Allison	2,500,000
Mr. Poff	1,000,000
Mr. Bickham	1,050,000
Mr. Anderson	375,000
Mr. Gaffney	375,000

Other Compensation

In addition to the primary compensation elements discussed above, we provide our named executive officers with limited benefits and perquisites as described below in footnote 4 to the 2023 Summary Compensation Table. We consider these additional benefits to be a part of a named executive officer’s overall compensation. These benefits generally do not impact the level of other compensation paid to our named executive officers, due to the fact that the incremental cost to us of these benefits and perquisites represents a small percentage of each named executive officer’s total compensation package. We believe that these enhanced benefits and perquisites provide our named executive officers with security, convenience and support services that allow them to focus attention on carrying out their responsibilities to us. In addition, we believe that these benefits and perquisites help us to be competitive and retain talented executives.

In addition, we offer other employee benefits to our named executive officers for the purpose of meeting current and future health and security needs for the named executive officers and their families. These benefits, which we generally offer to all eligible employees, include medical, dental and life insurance benefits, short-term disability pay, long-term disability insurance, and flexible spending accounts for medical expense reimbursements and dependent care.

Change in Control and Severance

Each of our named executive officers is eligible to receive contractually-provided severance benefits pursuant to his or her employment agreement. These severance benefits are generally intended to match the terms that we believe to be standard within the market, show the named executive officer that we have made an investment in the named executive officer and provide stability for both us and the named executive officer in a competitive market for qualified talent. We believe that providing severance protection to our named executive officers upon their involuntary termination of employment or self-termination for good reason is an important retention tool that is necessary in the competitive marketplace for talented executives. We believe that the amounts of these payments and benefits and the periods of time during which they would be provided are fair and reasonable. We generally do not take into account any amounts that may be received by a named executive officer following termination of employment when establishing current compensation levels. The terms of each arrangement were determined in negotiation with the applicable named executive officer in connection with his or her hiring or continued employment and were not based on any set formula. Our equity award agreements with each of the named executive officers also generally provide for unvested options or restricted stock to vest immediately upon a change in control of the Company, provided the executive officer is actively employed by the Company as of the change in control.

We believe that these change in control and severance arrangements provide additional benefits to the Company by allowing us to receive certain covenants from our named executive officers in partial consideration of the compensation to be received by the executive officer. These covenants include agreements not to compete, agreements not to solicit our employees, customers, referral sources or other business relation, agreements not to disclose certain confidential and proprietary information (including trade secrets) and agreements not to disparage the Company. These covenants are described in further detail below under “Potential Payments upon Termination or Change in Control.” None of our named executive officers are entitled to a tax gross-up in connection with a change in control payment.

Anti-Hedging of Company Stock

Pursuant to the Company’s Insider Trading Policy, directors, officers and employees are prohibited from:

•	directly or indirectly engaging in transactions designed to or have the effect of hedging or offsetting any decrease in the market value of Company stock;

•	buying or selling put options, call options or other derivatives of Company stock;

•	executing short sales of Company stock;

•	holding Company stock in margin accounts;

•	pledging any Company stock as collateral for a loan; and

•

establishing standing and limit orders (other than standing and limit orders under approved Rule 10b5-1 plans) without obtaining the consent of the Company’s Securities Trading Officer and the Board (or a duly appointed committee thereof).

Financial Restatements

On October 26, 2022, the SEC adopted final rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The final rules directed the national securities exchanges and associations (including our own securities exchange, Nasdaq) to establish listing standards requiring each issuer to develop and implement a policy providing for the recovery, in the event of an accounting restatement, of incentive-based compensation received by current or former executive officers where the compensation was based on erroneously reported financial information. Nasdaq’s applicable listing standard became effective as of October 2, 2023, and on November 24, 2023 the Company adopted a compensation recoupment policy to comply with that listing standard. A copy of the Company’s compensation recoupment policy was filed with the SEC as Exhibit 97.1 to the Company’s Form 10-K for the fiscal year ended December 31, 2023.

Effect of Accounting and Tax Treatment on Compensation Decisions

Section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”) generally disallows a corporate deduction for compensation over $1.0 million paid to the Company’s Chief Executive Officer and certain other executive officers, unless the compensation constitutes “qualified performance-based compensation” within the meaning of Section 162(m). The Compensation Committee has historically considered the impact of Section 162(m) in the design of its compensation strategies and intends to administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers. However, the Compensation Committee believes that shareholder interests are best served if it retains discretion and flexibility in awarding compensation to our named executive officers, even where the compensation paid under such programs may not be fully deductible, and the Compensation Committee may approve the payment of compensation that is outside the deductibility limitations of Section 162(m). Moreover, this exception allowing the full deductibility of “qualified performance-based compensation” does not apply to compensation paid after January 1, 2018 unless paid pursuant to a written binding contract that was in effect on November 2, 2017. While considering the tax implications of its compensation decisions, the Compensation Committee believes its primary focus should be to attract, retain and motivate executives and to align the executives’ interests with those of our stakeholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by the SEC rules with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

The foregoing report has been approved by all members of the Compensation Committee.

Mark L. First (Chairperson)

Jean Rush

Susan T. Weaver, M.D., FACP

2023 Summary Compensation Table

The following table provides information regarding the compensation earned by each of our named executive officers for the fiscal years ended December 31, 2023, 2022 and 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)(1)	(f)(1)	(g)(2)	(h)	(i)(3)	(j)
R. Dirk Allison Chairman of the Board and Chief Executive Officer	2023	940,385	-	1,874,985	-	1,330,000	-	24,471	4,169,841
	2022	890,385	-	1,924,993	-	900,000	-	24,201	3,739,579
	2021	830,769	-	1,650,059	-	935,000	-	28,836	3,444,644
Brian Poff EVP, Chief Financial Officer, Secretary and Treasurer	2023	488,654	-	650,027	-	620,550	-	20,823	1,780,054
	2022	468,173	-	660,000	-	354,375	-	20,232	1,502,780
	2021	442,308	-	1,550,099	-	371,250	-	22,039	2,385,696
W. Bradley Bickham President and Chief Operating Officer	2023	545,192	-	750,015	-	693,000	-	32,682	2,020,889
	2022	520,192	-	770,011	-	393,750	-	28,528	1,712,481
	2021	488,462	-	1,605,174	-	412,500	-	35,428	2,541,564
Darby Anderson EVP, Chief Government Relations Officer	2023	387,308	-	349,958	-	409,500	-	29,962	1,176,728
	2022	373,885	-	384,970	-	282,000	-	30,363	1,071,218
	2021	363,077	-	330,085	-	301,125	-	35,082	974,294
Sean Gaffney EVP, Chief Legal Officer	2023	362,163	-	349,958	-	383,250	-	14,005	1,109,376
	2022	348,279	-	384,970	-	262,688	-	15,820	1,011,757
	2021	337,115	-	275,010	-	280,500	-	21,821	969,521

(1)

These amounts are the grant date fair value of option awards and stock awards calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions we used in valuing options are described under the caption “Stock Options and Restricted Stock Awards” in Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023.

(2)

Reflects annual cash incentive awards earned pursuant to the Company’s annual bonus program. The amounts in this column for fiscal year 2023 were paid on March 6, 2024. For information regarding our annual bonus program, see “-Compensation Discussion and Analysis-Performance-Based Cash Compensation.”

(3)	Other compensation for 2023 includes the following amounts:

Name	Matching Contributions (4-a)	Life Insurance Premium (4-b)	Personal Benefit (4-c)	Reimbursed Expense (4-d)	Total All Other Compensation
R. Dirk Allison	-	$11,633	$11,638	$1,200	$24,471
Brian Poff	-	$2,950	$16,673	$1,200	$20,823
W. Bradley Bickham	-	$13,666	$17,816	$1,200	$32,682
Darby Anderson	-	$12,354	$16,408	$1,200	$29,962
Sean Gaffney	-	$3,536	$9,269	$1,200	$14,005

(4-a)	Matching contributions paid under the Company’s 401(k) plan to each of the named executive officers.
(4-b)	Term life insurance and group term life premium paid by the Company for the benefit of the named executive officers.
(4-c)	The amounts in this column represent the Company’s contribution to the executive’s health, dental and vision benefits, as applicable.
(4-d)	The amounts in this column represent the reimbursement of cell phone allowance for each of the named executive officers.

Grants of Plan-Based Awards in 2023

The following table sets forth each grant of plan-based awards to our named executive officers during 2023:

		Estimated Future Payouts Under Non-Equity Incentive Plan(1)			Estimated Future Payouts Under Equity Incentive Plan(2)			All Other Stock Awards: Number of Shares of Stock or Unit (#) (f)	All Other Options Awards: Number of Securities Underlying Options (#) (g)	Exercise or Base Price of Options Awards ($/Sh) (h)	Grant Date Fair Value of Stock and Option Awards ($)(3)(i)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
R. Dirk Allison		475,000	950,000	1,425,000	1,100,000	2,200,000	3,300,000
	2/24/2023							17,927	-	-	1,874,985
Brian Poff		221,625	443,250	664,875	450,000	900,000	1,350,000
	2/24/2023							6,215	-	-	650,027
W. Bradley Bickham		247,500	495,000	742,500	475,000	950,000	1,425,000
	2/24/2023							7,171	-	-	750,015
Darby Anderson		146,250	292,500	438,750	180,000	360,000	540,000
	2/24/2023							3,346	-	-	349,958
Sean Gaffney		136,875	273,750	410,625	180,000	360,000	540,000
	2/24/2023							3,346	-	-	349,958

(1)

Award made pursuant to the Company’s 2023 Performance-Based Cash Compensation Plan, and described in further detail above under “-Compensation Discussion & Analysis-Performance-Based Cash Compensation.”

(2)

Award made pursuant to the Company’s 2023 Performance-Based Equity Compensation Plan, and described in further detail above under “-Compensation Discussion & Analysis-Performance-Based Equity Compensation.”

(3)

This column discloses the grant date fair value of restricted stock and option awards calculated in accordance with FASB ASC Topic 718. The assumptions we used in valuing the awards are described under the caption “Stock Options and Restricted Stock Awards” in Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023.

Outstanding Equity Awards at 2023 Fiscal Year End

The following table lists all outstanding equity awards held by our named executive officers as of December 31, 2023:

	Number of Securities Underlying Unexercised Options (#)				Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not vested ($)(1)
Name	Exercisable	Unexercisable	Options Exercise Price ($)	Option Expiration Date
R. Dirk Allison	87,500	-	19.71	01/21/2026
	24,961	-	34.05	03/03/2027
	23,958	-	37.25	03/02/2028
	75,000	-	37.25	03/02/2028
					40,682	3,777,324
Brian Poff	6,161	-	37.25	03/02/2028
	22,500	-	37.25	03/02/2028
					22,217	2,062,848
W. Bradley Bickham	5,000	-	34.55	01/16/2027
	6,161	-	37.25	03/02/2028
	25,000	-	37.25	03/02/2028
					24,365	2,262,290
Darby Anderson	20,000	-	22.70	03/01/2026
	6,740	-	34.05	03/03/2027
	6,161	-	37.25	03/02/2028
	10,000	-	37.25	03/02/2028
					7,745	719,123
Sean Gaffney	10,000	-	68.89	04/29/2029
					7,897	733,236

(1)

 The value for Messrs. Allison, Poff, Bickham, Gaffney and Anderson equals the number of shares of unvested restricted stock held by each of Messrs. Allison, Poff, Bickham, Gaffney and Anderson, respectively, as of December 31, 2023, multiplied by the market price of Company common stock at the close of December 31, 2023, which was $92.85 per share.

Option Exercises and Stock Vested During Fiscal Year 2023

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
R. Dirk Allison	-	-	20,596	2,187,671
Brian Poff	-	-	6,952	738,438
W. Bradley Bickham	-	-	7,856	834,477
Darby Anderson	12,698	806,181	3,736	396,858
Sean Gaffney	-	-	5,369	539,687

(1)	Value realized upon the exercise of option awards is based on the difference between the actual price at which the exercised shares were sold and the exercise price of the options.

(2)	Value realized upon the vesting of stock awards is based on the closing price of our common stock on the applicable vesting date.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit pension plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participates in or has account balances in non-qualified deferred compensation plans sponsored by us.

Employment Agreements

We have entered into employment agreements with each of our named executive officers.

Employment Agreement with Mr. Allison

We entered into an amended and restated employment agreement with Mr. Allison effective November 5, 2018. The initial term of Mr. Allison’s agreement was four years from the date of Mr. Allison’s initial employment with the Company, which was February 29, 2016; after the initial term, the agreement automatically renews for successive one-year terms, unless either party provides at least 180 days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under the agreement, Mr. Allison is entitled to an annual base salary of $600,000, subject to annual review and adjustment upward by our Compensation Committee thereafter. In addition, in the event that the Company attains a certain percentage of its annual performance target, which target is determined by the Board in its sole discretion, Mr. Allison is eligible, at the discretion of the Compensation Committee, to receive: (1) stock-based compensation with a target of up to 150% of his annual base salary, and (2) cash-based compensation with a target of up to 150% of his annual base salary. Mr. Allison is entitled to receive benefits paid to similarly situated employees, which include participation in health, disability and vacation plans. Mr. Allison is entitled to receive severance benefits upon termination of employment as described below under “—Potential Payments upon Termination or Change in Control.”

Employment Agreement with Mr. Poff

We entered into an amended and restated employment agreement with Mr. Poff effective November 5, 2018. The initial term of Mr. Poff’s agreement was four years from the date of Mr. Poff’s initial employment with the Company, which was May 10, 2016; after the initial term, the agreement automatically renews for successive one-year terms, unless either party provides at least 30 days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under the agreement, Mr. Poff is entitled to an annual base salary of $375,000, subject to annual review and adjustment upward by our Compensation Committee thereafter. In addition, at the discretion of the Compensation Committee, he is eligible to receive an annual bonus in an amount equal to up to 75% of his annual base salary, based on the Company’s evaluation of his performance compared to established Company and/or individual objectives at the target levels, and up to a percentage of his annual base salary to be determined for performance against established objectives at the maximum levels. Mr. Poff is entitled to receive benefits paid to similarly situated employees, which include, at a minimum, participation in health, disability and vacation plans, as well as receipt of a life insurance policy with a death benefit of up to five times his base salary, although we are not required to pay more than 3% of Mr. Poff’s base salary for such insurance policy. Mr. Poff is entitled to receive severance benefits upon termination of employment as described below under “—Potential Payments upon Termination or Change in Control.”

Employment Agreement with Mr. Bickham

We entered into an amended and restated employment agreement with Mr. Bickham effective November 5, 2018. The initial term of Mr. Bickham’s agreement was one year from the date of Mr. Bickham’s initial employment with the Company, which was January 16, 2017; after the initial term, the agreement automatically renews for successive one-year terms, unless either party provides at least 30 days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under the agreement, Mr. Bickham is entitled to an annual base salary of $390,000, subject to annual review and adjustment upward by our Compensation Committee thereafter. In addition, at the discretion of the Compensation Committee, he is eligible to receive an annual bonus in an amount equal to up to 75% of his annual base salary, based on the Company’s evaluation of his performance compared to established Company and/or individual objectives at the target levels, and up to a percentage of his annual base salary to be determined for performance against established objectives at the maximum levels. Mr. Bickham is entitled to receive benefits paid to similarly situated employees, which include, at a minimum, participation in health, disability and vacation plans, as well as receipt of a life insurance policy with a death benefit of up to five times his base salary, although we are not required to pay more than 3% of Mr. Bickham’s base salary for such insurance policy. Mr. Bickham is entitled to receive severance benefits upon termination of employment as described below under “—Potential Payments upon Termination or Change in Control.”

Employment Agreement with Mr. Anderson

We entered into an amended and restated employment agreement with Mr. Anderson effective November 5, 2018. The initial term of Mr. Anderson’s agreement was four years from the date of Mr. Anderson’s initial employment with the Company, which was August 27, 2007; after the initial term, the agreement automatically renews for successive one-year terms, unless either party provides at least 30 days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under the agreement, Mr. Anderson is entitled to an annual base salary of $325,000, subject to annual review and adjustment upward by our Compensation Committee thereafter. In addition, at the discretion of the Compensation Committee, he is eligible to receive an annual bonus in an amount equal to up to 75% of his annual base salary, based on the Company’s evaluation of his performance compared to established Company and/or individual objectives at the target levels, and up to a percentage of his annual base salary to be determined for performance against established objectives at the maximum levels. Mr. Anderson is entitled to receive benefits paid to similarly situated employees, which include, at a minimum, participation in health, disability and vacation plans, as well as receipt of a life insurance policy with a death benefit of up to five times his base salary, although we are not required to pay more than 3% of Mr. Anderson’s base salary for such insurance policy. Mr. Anderson is entitled to receive severance benefits upon termination of employment as described below under “—Potential Payments upon Termination or Change in Control.”

Employment Agreement with Mr. Gaffney

We entered into an employment agreement with Mr. Gaffney effective April 29, 2019. The initial term of Mr. Gaffney’s agreement was one year ending on the first anniversary of the effective date of the agreement, which was April 29, 2020; after the initial term, the agreement automatically renews for successive one-year terms, unless either party provides at least 30 days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under the agreement, Mr. Gaffney is entitled to an annual base salary of $300,000, subject to annual review and adjustment upward by our Compensation Committee thereafter. In addition, at the discretion of the Compensation Committee, he is eligible to receive an annual bonus in an amount equal to up to 75% of his annual base salary, based on the Company’s evaluation of his performance compared to established Company and/or individual objectives at the target levels, and up to a percentage of his annual base salary to be determined for performance against established objectives at the maximum levels. Mr. Gaffney is entitled to receive benefits paid to similarly situated employees, which include, at a minimum, participation in health, disability and vacation plans, as well as receipt of a life insurance policy with a death benefit of up to five times his base salary, although we are not required to pay more than 3% of Mr. Gaffney’s base salary for such insurance policy. Mr. Gaffney is entitled to receive severance benefits upon termination of employment as described below under “—Potential Payments upon Termination or Change in Control.”

Restrictive Covenants

Mr. Allison’s right to receive severance benefits is conditioned on strict compliance with certain covenants, including nondisclosure of certain confidential and proprietary information, for two years (or for three years upon a Change of Control) after Mr. Allison’s termination:

•	noncompetition within 50 miles of any of our locations;

•	nonsolicitation of business from any of our customers;

•	nonsolicitation of our employees, customers, referral sources, suppliers, vendors, licensees or other business relations of the Company; and

•	nondisparagement of the Company.

The right of the other named executive officers to receive severance benefits is conditioned on strict compliance with certain covenants, including nondisclosure of certain confidential and proprietary information, for one year (or for two years upon a Change of Control) after the executive’s termination:

•	noncompetition within 50 miles of any of our locations;

•	nonsolicitation of business from any of our customers;

•	nonsolicitation of our employees, customers, referral sources, suppliers, vendors, licensees or other business relations of the Company; and

•	nondisparagement of the Company.

Potential Payments upon Termination or Change in Control

We have entered into employment agreements with the named executive officers described above, that provide for payments and benefits in the event of termination of employment. Under the employment agreements, each named executive officer is entitled to severance benefits if (i) we terminate his or her employment other than for Reasonable Cause; (ii) if such executive officer resigns with Good Reason (defined below); and (iii) in the event of his or her death or suffering a physical or mental Disability. The named executive officers are entitled to severance enhancements in the event they experience a termination by the Company without Reasonable Cause or if they resign with Good Reason in connection with a Change in Control.

Reasonable Cause

Under the employment agreements for the named executive officers, Reasonable Cause is defined as:

•	material breach or omission by the executive of any of his or her duties or obligations under his or her employment agreement, if uncured after notice;

•	the executive willfully engaging in any action that materially damages, or that may reasonably be expected to materially damage, the Company or our business or goodwill;

•	any breach by the executive officer of his or her fiduciary duties;

•	commission of any act involving fraud, the misuse or misappropriation of our money or property, any felony, the habitual use of drugs or other intoxicants or chronic absenteeism;

•	gross negligence or willful misconduct by the executive;

•	gross insubordination by the executive, including intentional disregard of any reasonable directive from the Chief Executive Officer, or Board (solely the Board, in the case of Mr. Allison); or

•	failure to perform any material duty in a timely and effective manner, if uncured after notice.

Good Reason

Under the employment agreement for Mr. Allison, Good Reason is defined as:

•	any reduction in base salary;

•	any material reduction in employment duties and responsibilities;

•	removal by the Company as Chief Executive Officer or as a member of the Board;

•

any material breach by the Company of any material term of Mr. Allison’s employment agreement, other than a breach which is remedied by the Company within 10 days after receipt of written notice given by the executive;

•	a change in his direct reporting duty to a person other than the Board;

•	the relocation of the Chief Executive Officer’s principal office to a location more than 50 miles from Frisco, Texas; or

•

if Addus HomeCare Corporation were to become a direct or indirect wholly-owned subsidiary of a single operating company or other entity (the “Operating Company”) and Mr. Allison were not to be employed as the Chief Executive Officer and a member of the board of directors (or other analogous governing body) of the Operating Company.

Under the employment agreements for the other named executive officers, Good Reason is defined as:

•	any reduction in base salary;

•	any material reduction in employment duties and responsibilities;

•	any material breach by the Company of any material term of the agreement, other than a breach which is remedied by the Company within 10 days after receipt of written notice given by the executive;

•	a change in direct reporting duty to a person other than the Chief Executive Officer or the Board; or

•	the relocation of the executive officer’s principal office to a location more than 50 miles from Frisco, Texas (or 50 miles from Downers Grove, Illinois in the case of Mr. Anderson).

Disability

Under the employment agreements for our named executive officers, Disability is defined as the named executive officer suffering a physical or mental disability (a “Disability”) so that such executive is or, in the opinion of an independent physician retained by the Company for purposes of this determination will be, unable to perform his or her duties in a manner satisfactory to the Company for a period of ninety days out of any one hundred eighty consecutive-day period.

Severance Benefits

If we terminate a named executive officer’s employment other than for Reasonable Cause or the executive resigns for Good Reason (as defined in the respective named executive officers’ employment agreement), then, generally, such executive is entitled to the following:

•

Mr. Allison—(i) unpaid base salary for any period prior to the effective date of termination, (ii) a pro rata payment of bonus for any period prior to the effective date of termination, and (iii) accrued but unpaid benefits. In addition, subject to strict compliance with the noncompetition, confidentiality and other covenants, Mr. Allison would receive (i) severance pay equal to his base cash compensation, which is defined as the highest base salary in effect for the executive, payable in equal installments for 24 months following termination, (ii) any unpaid bonus for a completed performance period that the Executive would have earned had he remained employed through the date of payment, and (iii) after-tax cash payments equal to the Company’s share of COBRA premiums for a period of up to 2 years.

•

Other named executive officers—(i) unpaid base salary for any period prior to the effective date of termination, (ii) a pro rata payment of bonus for any period prior to the effective date of termination, and (iii) accrued but unpaid benefits. In addition, subject to strict compliance with the noncompetition, confidentiality and other covenants, the named executive officer would receive (i) severance pay equal to his or her base cash compensation, which is defined as the highest base salary in effect for the executive, payable in equal installments for 12 months following termination; plus (ii) after-tax cash payments equal to the Company’s share of COBRA premiums for a period of 12 months.

Change in Control Severance Enhancements

The named executive officers are entitled to severance enhancements in the event they experience a termination by the Company without Reasonable Cause or resign for Good Reason in connection with a Change in Control (each as defined in their respective agreements), as follows:

•

Mr. Allison—if Mr. Allison is terminated by the Company without Reasonable Cause or resigns for Good Reason within six months prior to or one year following a Change in Control of the Company, then he would receive, in lieu of the amounts described above in “Severance Benefits” (and less any such severance amounts already received), (i) an amount equal to 36 months of his annual cash compensation, which is defined as the sum of the highest base salary in effect for the executive, plus the greater of the prior year’s bonus or the annualized amount of the executive’s target bonus for the current year, payable in equal installments for 24 months following termination, (ii) any unpaid bonus for a completed performance period that the Executive would have earned had he remained employed through the date of payment, and (iii) after-tax cash payments equal to the Company’s share of 36 months of COBRA premiums, payable in equal installments for two years following termination.

•

The other named executive officers—if the executive is terminated by the Company without Reasonable Cause or resigns for Good Reason within six months prior to or one year following a Change in Control of the Company, then he or she would receive, in lieu of the amounts described above in “Severance Benefits” (and less any such severance amounts already received), (i) an amount equal to 24 months of his or her annual cash compensation, which is defined as the sum of the highest base salary in effect for the executive, plus the greater of the prior year’s bonus or the annualized amount of the executive’s target bonus for the current year, payable in equal installments for 12 months following termination, (ii) a pro rata portion of the bonus he or she would have been entitled to receive had his or her employment not been terminated, plus (iii) after-tax cash payments equal to the Company’s share of 24 months of COBRA premiums, payable in equal installments for one year following termination.

Treatment of Equity Awards

Upon a Change in Control or the Executive’s Death or Disability

Pursuant to their award agreements, all of our named executive officers are also entitled to immediate vesting of their unvested options and restricted stock upon a Change in Control of the Company, provided the executive officer is actively employed by the Company as of the Change in Control, or the named executive officer’s death or Disability (each as defined in the 2009 Plan and the A&R 2017 Plan, as applicable).

Post-Termination Option Exercise Periods

Under the 2009 Plan, options generally remain exercisable for a maximum of three months following the named executive officer’s termination for any reason, except (i) all options are forfeited upon a termination for Cause, (ii) vested options remain exercisable for a period of six months following termination in the event of the named executive officer’s Retirement and (iii) vested options remain exercisable for a period of twelve months following termination in the event of the named executive officer’s death or Disability (each term as defined in the 2009 Plan).

Under the A&R 2017 Plan, options generally remain exercisable for a maximum of three months following the named executive officer’s termination for any reason, except (i) all options will be forfeited upon a termination for Cause, (ii) vested options will remain exercisable for a period of six months following termination in the event of the named executive officer’s Retirement and (iii) vested options will remain exercisable for a period of twelve months following termination in the event of the named executive officer’s death or Disability (each term as defined in the A&R 2017 Plan).

Potential Payments upon Termination or Change in Control Table

The following table sets forth information concerning the payments that would be received by each named executive officer upon various termination of employment scenarios, assuming the termination occurred on December 31, 2023. The table below only shows additional amounts that the named executive officers would be entitled to receive upon termination, and does not show other items of compensation that may be earned and payable at such time such as earned but unpaid base salary, bonuses or benefits:

Name	Benefits	Payments on Termination without Reasonable Cause or for Good Reason ($)	Payments on Termination without Reasonable Cause, or for Good Reason, in Connection with a Change in Control ($)	Disability ($)	Death ($)
R. Dirk Allison(1)	Severance	5,430,000	12,300,000	-	-
	Extension of Benefits	23,276	34,914	-	-
	Value of Accelerated Vesting of Equity Awards	-	3,777,324	3,777,324	3,777,324
	Total	5,453,276	16,112,238	3,777,324	3,777,324

Brian Poff(2)	Severance	2,013,050	3,671,500	-	-
	Extension of Benefits	16,673	33,346	-	-
	Value of Accelerated Vesting of Equity Awards	-	2,062,848	2,062,848	2,062,848
	Total	2,029,723	5,767,694	2,062,848	2,062,848

W. Bradley Bickham(3)	Severance	2,190,000	3,990,000	-	-
	Extension of Benefits	17,816	35,632	-	-
	Value of Accelerated Vesting of Equity Awards	-	2,262,290	2,262,290	2,262,290
	Total	2,207,816	6,287,922	2,262,290	2,262,290

Darby Anderson(4)	Severance	1,159,500	2,085,000	-	-
	Extension of Benefits	16,408	32,816	-	-
	Value of Accelerated Vesting of Equity Awards	-	719,123	719,123	719,123
	Total	1,175,908	2,836,939	719,123	719,123

Sean Gaffney(5)	Severance	1,108,250	1,997,500	-	-
	Extension of Benefits	9,269	18,538	-	-
	Value of Accelerated Vesting of Equity Awards	-	733,236	733,236	733,236
	Total	1,117,519	2,749,274	733,236	733,236

(1)

Represents amounts Mr. Allison would be entitled to receive pursuant to his employment agreement and equity award agreements. See “Employment Agreements” and “Potential Payments upon Termination or Change in Control.”

(2)

Represents amounts Mr. Poff would be entitled to receive pursuant to his employment agreement and equity award agreements. See “Employment Agreements” and “Potential Payments upon Termination or Change in Control.”

(3)

Represents amounts Mr. Bickham would be entitled to receive pursuant to his employment agreement and equity award agreements. See “Employment Agreements” and “Potential Payments upon Termination or Change in Control.”

(4)

Represents amounts Mr. Anderson would be entitled to receive pursuant to his employment agreement and equity award agreements. See “Employment Agreements” and “Potential Payments upon Termination or Change in Control.”

(5)

Represents amounts Mr. Gaffney would be entitled to receive pursuant to his employment agreement and equity award agreements. See “Employment Agreements” and “Potential Payments upon Termination or Change in Control.”

Pay Versus Performance

The following table presents certain information regarding compensation paid to our executive officers, and certain measures of financial performance, for the four years ended December 31, 2023. The amounts shown below are calculated in accordance with Item 402(v) of Regulation S-K:

					Value of Initial Fixed $100 Investment Based on:
	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(3)	Average Summary Compensation Table Total for non-PEO Named Executive Officers(2)	Average Compensation Actually Paid to non-PEO Named Executive Officers(3)	Addus Total Shareholder Return(4)	Peer Group Shareholder Return(4)	Net Income ($ in thousands)(5)	Adjusted EBITDA ($ in thousands)(6)
Name	($)	($)	($)	($)	($)	($)
2023	4,169,841	3,946,859	1,521,762	1,393,237	95.48	37.64	62,516	$121,020
2022	3,739,579	4,243,735	1,499,048	1,717,310	102.32	37.60	46,025	101,480
2021	3,444,664	1,715,387	1,845,240	1,260,316	96.19	37.29	45,126	97,661
2020	3,708,442	4,250,192	1,293,624	1,500,491	120.44	29.23	33,133	76,907

(1)

The dollar amounts reported in the column reflect the amounts of total compensation reported for Mr. Allison (our principal executive officer, or “PEO”) for each corresponding year in the “Total” column of the Summary Compensation Table. Mr. Allison was our principal executive officer for the years ended 2023, 2022, 2021 and 2020.

(2)

The dollar amounts reported in the column reflect the average amounts of total compensation reported for our non-PEO NEOs for each corresponding year in the “Total” column of the Summary Compensation Table. In 2023, our non-PEO NEOs were Brian Poff, W. Bradley Bickham, Darby Anderson and Sean Gaffney. In 2022, our non-PEO NEOs were Brian Poff, W. Bradley Bickham, Monica Raines and Cliff Blessing. In 2021, our non-PEO NEOs were Brian Poff, W. Bradley Bickham, Roberton Stevenson and Darby Anderson. In 2020, our non-PEO NEOs were Brian Poff, W. Bradley Bickham, Sean Gaffney and Darby Anderson.

(3)

Amounts are calculated in accordance with Item 402(v) and do not reflect actual amounts of compensation paid to our PEO and other Non-PEO NEOs. See table below for detail of amounts deducted and added to the Summary Compensation Table figure to calculate compensation actually paid.

	PEO($)	2023 Average of Non-PEO NEOs($)	PEO($)	2022 Average of Non-PEO NEOs($)	PEO($)	2021 Average of Non-PEO NEOs($)	PEO($)	2020 Average of Non-PEO NEOs($)
Total Compensation as reported on Summary Compensation Table	4,169,841	1,521,762	3,739,579	1,499,048	3,444,664	1,845,240	3,708,442	1,293,624
Less Fair Value of stock awards reported in Summary Compensation Table	1,874,985	524,990	1,924,993	507,696	1,650,059	941,938	2,126,589	567,086
Fair value of equity compensation granted in current year - value at year-end	1,664,522	466,061	2,719,261	757,666	1,271,923	750,084	2,441,678	651,108
Change in fair value from end of prior fiscal to end of awards made in prior fiscal years that were unvested at end of current fiscal year	(151,093)	(69,962)	95,794	42,688	(833,209)	(282,215)	1,008,853	431,475
Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	138,575	366	(385,905)	(74,395)	(517,933)	(110,856)	(782,191)	(308,630)
Compensation Actually Paid	3,946,859	1,393,237	4,243,735	1,717,310	1,715,387	1,260,316	4,250,192	1,500,491

(4)

Total shareholder return assumes that $100 was invested in our common stock and the peer group composite index on December 31, 2019 and reflects the value, as of December 31 of each covered year in the table above, of such investment. This shareholder return assumes reinvestment of all dividends. The peer group reflects the peer group composite index used in the Stock Performance Graph included in our Annual Report.

(5)	Dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.

(6)

For the Company’s definition of adjusted EBITDA, refer to Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2023. The Company has determined that adjusted EBITDA is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the Company’s named executive officers for the most recently completed fiscal year. In 2023, as discussed above in “Compensation Discussion and Analysis,” the Company reflected the impact of New York rate increases that were retroactive to services performed in prior years.

Financial Performance Measures

As described in detail in “Compensation Discussion and Analysis,” our executive compensation program consists of several compensation elements, including equity compensation which is directly tied to the returns experienced by our shareholders. The financial performance measures used to link compensation actually paid to our named executive officers with the Company’s performance for 2023 are as follows:

• Adjusted EBITDA

• Total Shareholder Return

Additional Information Regarding Executive Compensation

In the graphs below, we show the relationship between both the compensation actually paid to our PEO and the average compensation actually paid to our other named executive officers and our (i) total shareholder return, (ii) net income and (iii) company-selected metric, Adjusted EBITDA, as well as depicting the relationship between our own total shareholder return and our peer group total shareholder return.

Compensation Actually Paid and Total Share Return

Compensation Actually Paid and Net Income

Compensation Actually Paid and Adjusted EBITDA

Addus Total Shareholder Return and Peer Group Total Shareholder Return

Compensation Risks

Based on our review, we believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, with the oversight of the Compensation Committee, we have reviewed our employee compensation policies and practices, our mixture of cash and equity opportunities, our use of short-term and long-term performance-based awards, use of financial metrics that are easily capable of review and avoidance of uncapped rewards.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. R. Dirk Allison, our Chief Executive Officer and Chairman of the Board at December 31, 2023. We identified our median employee using our total employee population as of December 31, 2023 by applying a consistently applied compensation measure across our global employee population. For our consistently applied compensation measure, we used annual base salary, since it represents the primary compensation component paid to all of our employees. As a result, annual base salary provides an accurate depiction of total earnings for identifying our median employee. We then calculated the median employee’s total annual compensation in accordance with the requirements of the 2023 Summary Compensation Table. We did not use any material estimates, assumptions, adjustments or statistical sampling to determine the worldwide median employee.

Our median employee is a home care aide working part-time with 20 hours per week or less. As of December 31, 2023, approximately 73% of our employees were home care aides, and approximately 90% of our home care aides were classified as part-time. Our Chief Executive Officer’s total 2023 compensation was $4,169,841 as reported in the 2023 Summary Compensation Table above, and the annual total compensation of our median employee was $16,807. Accordingly, our 2023 CEO to Median Employee Pay Ratio was 248:1. Each individual’s total annual compensation can be comprised of different compensation elements and is dependent on where the individual works.

Please keep in mind that under the SEC’s rules and guidance, there are numerous ways to determine the compensation of a company’s median employee, including the employee population sampled, the elements of pay and benefits used, any assumptions made and the use of statistical sampling. In addition, no two companies have identical employee populations or compensation programs, and pay, benefits and retirement plans differ by country even within the same company. As such, our pay ratio may not be comparable to the pay ratio reported by other companies.

2023 Director Compensation

Consistent with the Company’s independent director compensation policy, effective April 1, 2023, our independent directors received an annual retainer of $85,000 for service on the Company’s Board. The Lead Director received an additional retainer of $25,000.

In addition, effective April 1, 2023, the chairpersons of the Company’s Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Government Affairs Committee received an additional annual retainer of $25,000, $15,000, $15,000 and $15,000, respectively. Independent directors were also reimbursed for reasonable expenses incurred in attending Board meetings, committee meetings and shareholder meetings.

In addition, during 2023, each independent director received an annual grant of restricted shares of the Company’s common stock valued at approximately $120,019 which was awarded following the Company’s annual meeting of shareholders. Each grant of restricted stock to an independent director vests on June 14, 2024.

The foregoing independent director compensation is subject to review and adjustment on the recommendation of our Nominating and Corporate Governance Committee.

The following information sets forth the compensation paid to our directors, whose compensation is not described above, for the year ended December 31, 2023:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Heather Dixon	83,750	157,010	240,760
Michael Earley(2)	108,750	120,019	228,769
Mark L. First(3)	122,500	120,019	242,519
Darin J. Gordon(4)	97,500	120,019	217,519
Veronica Hill-Millbourne(5)	83,750	120,019	203,769
Esteban López, M.D.(6)	83,750	120,019	203,769
Jean Rush(7)	83,750	120,019	203,769
Susan T. Weaver, M.D., FACP(8)	97,500	120,019	217,519

(1)

This column discloses the grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718. The assumptions we used in valuing equity incentives are described under the caption “Stock Options and Restricted Stock Awards” in Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023.

(2)

The cash fees owed to Mr. Earley were paid to Pelican Advisory LLC, a limited liability company owned by Mr. Earley and the stock awards granted to Mr. Earley were made to him directly as an individual. As of December 31, 2023, Mr. Earley held 1,289 unvested restricted shares.

(3)	As of December 31, 2023, Mr. First held 1,289 unvested restricted shares.
(4)	As of December 31, 2023, Mr. Gordon held 1,289 unvested restricted shares.
(5)	As of December 31, 2023, Mrs. Hill-Milbourne held 1,289 unvested restricted shares.
(6)	As of December 31, 2023, Dr. López held 1,289 unvested restricted shares.
(7)	As of December 31, 2023, Ms. Rush held 1,289 unvested restricted shares.
(8)	As of December 31, 2023, Dr. Weaver held 1,289 unvested restricted shares.

Compensation Committee Interlocks and Insider Participation

During 2023, Mr. First, Ms. Rush and Dr. Weaver served on our Compensation Committee. None of the members of the Compensation Committee has been an officer or employee of the Company since our 2009 IPO. None of our executive officers serves on the board of directors or compensation committee (or other board committee performing equivalent functions) of an entity that has an executive officer serving as a member of our Board on our Compensation Committee.

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The appointment of our independent auditor will be approved annually by the Audit Committee and ratified by our shareholders. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee has authorized the engagement of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ended December 31, 2024.

PwC was our independent registered public accounting firm for the fiscal year ended December 31, 2023 and December 31, 2022. The decision to engage PwC as our independent registered public accounting firm was approved by the Audit Committee.

Representatives of PwC are expected to attend the Annual Meeting and will have an opportunity to make a statement if they wish. They are also expected to be available to answer questions at the meeting.

Independent Auditor Fee Information

The following table presents fees for professional audit services rendered by PwC for the audit of our annual consolidated financial statements for 2023 and 2022 and fees for other services rendered by PwC for fiscal year 2023 and 2022:

PricewaterhouseCoopers (PwC)	2023	2022
Audit fees(1)	$2,442,500	$2,136,637
Audit-related fees(2)	$17,500	$115,959
Tax fees(3)	$36,535	$78,298
All other fees(4)	$900	$959
Total	$2,497,435	$2,331,853

(1)

Audit fees represent fees for professional services provided in connection with the audit of the Company’s consolidated financial statements, the audit of the effectiveness of internal control over financial reporting, the reviews of the Company’s quarterly financial statements, and the involvement with the Company’s filings of registration statements.

(2)	Audit-related fees for 2023 attest services related to Illinois Department of Aging and 2022 attest services related to CARES Act provider relief funds.

(3)	Tax Fees represent fees for tax compliance, consultation and support services.
(4)	All other fees represent fees for the annual renewal of software licenses for accounting research.

Pre-Approval Policy of Audit and Non-Audit Services

The Audit Committee charter requires the Audit Committee to pre-approve all audit and permitted non-audit services provided by the independent auditor as well as the related fees. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee may delegate the pre-approval authority to a member or members of the Audit Committee or may adopt pre-approval policies and procedures, to the extent permitted by applicable laws. Any pre-approvals made pursuant to delegated authority or pre-approval policies and procedures must be presented to the full Audit Committee at its next meeting.

The Audit Committee pre-approved all services provided by PwC in 2022 and 2023. The Audit Committee has pre-approved all services anticipated to be provided by PwC during 2024.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND A VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDED DECEMBER 31, 2024.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

The Audit Committee consists of four members of the Board, each of whom has been determined by the Board to be financially literate, as contemplated by the Nasdaq Stock Market Rules. The Board has determined that Michael Earley is an “audit committee financial expert,” as that term is defined under 407(d) of Regulation S-K. Each member of the Audit Committee is independent, within the meaning of such term under the independence requirements for audit committee membership of the Nasdaq Stock Market Rules, Rule 10A-3 under the Exchange Act and the SEC’s rules and regulations.

The Audit Committee operates under a written charter approved by the Board, a copy of which is available on the Company’s website. As more fully described in the charter, the primary purpose of the Audit Committee is to assist the Board in its oversight of the integrity of the Company’s financial statements and effectiveness of internal control over financial reporting and the performance, qualification and independence of the Company’s independent registered public accounting firm.

The Company’s management prepares the Company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and is responsible for the financial reporting process that generates these statements. Management is also responsible for establishing and maintaining adequate internal control over financial reporting. The Audit Committee, on behalf of the Board, monitors and reviews these processes, acting in an oversight capacity relying on the information provided to it and on the representations made to it by the Company’s management, its auditors and other advisors.

The Audit Committee has reviewed and discussed the Company’s December 31, 2023 audited consolidated financial statements and effectiveness of internal control over financial reporting with management and with its independent registered public accounting firm, PricewaterhouseCoopers LLP.

The Audit Committee has also received from, and discussed with, its independent registered public accounting firm the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board’s (the “PCAOB”), the SEC and the Audit Committee’s charter.

The Audit Committee has received from its independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence from the Company and its management. In addition, the Audit Committee has discussed and considered whether the provision of non-audit services by the Company’s principal auditor, as described above, is compatible with maintaining auditor independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for filing with the SEC.

The foregoing report has been approved by the Audit Committee.

Michael Earley (Chairperson)

Heather Dixon

Darin J. Gordon

Jean Rush

PROPOSAL NO. 3: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. As described above in the “Executive Compensation-Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee of the Board of Directors has structured our executive compensation program to achieve the following key objectives:

•	Reward the named executive officer for a job done well;

•	Compensate named executive officers within market standards;

•	Provide compensation that is fair to the named executive officer and the Company; and

•	Create a high-performance culture.

We urge shareholders to read the “Executive Compensation-Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 21 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the 2023 Summary Compensation Table and other related compensation tables and narrative, appearing on pages 29 through 39, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Executive Compensation-Compensation Discussion and Analysis” section of this Proxy Statement are effective in achieving our compensation objectives and contribute to the Company’s performance.

In accordance with Section 14A of the Exchange Act, the Board is presenting this proposal, which gives shareholders the opportunity to endorse or not endorse our executive pay program on an advisory basis by voting “FOR” or “AGAINST” the following resolution:

“RESOLVED, that the shareholders of Addus HomeCare Corporation approve, on an advisory basis, the compensation of the company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures.”

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Company, the Board and the Compensation Committee. The say-on-pay proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies, practices, and plans described in this Proxy Statement. Although non-binding, the Compensation Committee will carefully review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS AND THE COMPENSATION COMMITTEE RECOMMEND A VOTE “FOR” THE RESOLUTION APPROVING, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

SHAREHOLDER PROPOSALS FOR THE 2025 ANNUAL MEETING OF SHAREHOLDERS

How do I Submit a Proposal for Inclusion in Next Year’s Proxy Statement?

If you wish to submit a proposal to be considered for inclusion in the Company’s proxy statement for the 2025 annual meeting of shareholders under Exchange Act Rule 14a-8, please send it to the Secretary, Addus HomeCare Corporation, 6303 Cowboys Way, Suite 600, Frisco, Texas 75034. Under the rules of the SEC, proposals must be received no later than January 6, 2025 and otherwise comply with the requirements of the SEC to be eligible for inclusion in the Company’s 2025 annual meeting of shareholders proxy statement and form of proxy.

How do I Submit a Proposal or Make a Nomination at an Annual Meeting of Shareholders?

Our Bylaws provide that if a shareholder desires to nominate persons for election as directors, the shareholder must provide written notice of an intent to make such nomination which the Secretary of the Company must receive at our principal executive offices no later than 120 days prior and no earlier than 150 days prior to the anniversary date of the preceding year’s annual meeting of shareholders (provided, however, that in the event that the date of the annual meeting of shareholders is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the one hundred fiftieth (150th) day prior to such annual meeting of shareholders and not later than the close of business on the later of the one hundred twentieth (120th) day prior to such annual meeting of shareholders or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company). In no event shall the public announcement of an adjournment or postponement of an annual meeting of shareholders of the Company commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

Notwithstanding the above, in the event that the number of directors to be elected to the Board at an annual meeting of shareholders of the Company is increased and there is no public announcement by the Company naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting of shareholders, the shareholder’s notice required by the Bylaws shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the secretary of the Company at the principal executive offices of the Company not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Company.

With respect to the 2025 annual meeting of shareholders, the Company must receive such written notice no earlier than January 13, 2025 and no later than February 12, 2025 (assuming that the date of the 2025 annual meeting of shareholders is no more than thirty (30) days before or more than sixty (60) days after the anniversary date of this year’s Annual Meeting). To be in proper form the shareholder’s notice of nominations must set forth:

•

all information relating to the individual being nominated that is required to be disclosed in solicitations of proxies for election of directors in an election contest and such individual’s written consent to be named in a proxy statement as a nominee and to serve as a director if elected;

•	the name and address of the shareholder, as they appear on the Company’s books, and of the beneficial owner proposing such business;

•	the class, series and number of shares of capital stock of the Company which are owned beneficially and of record by the shareholder and beneficial owner;

•

a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and such shareholder intends to appear in person or by proxy at the annual meeting of shareholders to propose such business;

•

whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such shareholder or beneficial owner or any of its affiliates with respect to any share of stock of the Company; and

•

a representation as to whether the shareholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the individual nominated and/or (2) otherwise to solicit proxies from shareholders of the Company in support of such nomination.

The Company may require any individual nominated to furnish such other information as it may reasonably require to determine the eligibility of such individual to serve as a director of the Company.

Our Bylaws also provide that if a shareholder desires to submit a proposal for consideration at an annual meeting of shareholders which is not the subject of a proposal for inclusion in the proxy statement (other than a director nomination), the shareholder must provide written notice of an intent to make such a proposal which the secretary of the Company must receive at our principal executive offices no later than one hundred twenty (120) days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of shareholders. With respect to the 2025 annual meeting of shareholders, the Company must receive such written notice no later than February 12, 2025.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act. Since our Bylaws impose an earlier deadline for such a notice than Rule 14a-19(b)(1), the noticing shareholder’s proposal must be received by the Company in compliance with our Bylaws in order to be timely delivered.

GENERAL INFORMATION

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based upon our review of reports filed with the SEC by the reporting persons, and based upon written representations received from certain of the reporting persons, we believe that all of the reporting persons timely complied with the reporting requirements of Section 16(a) of the Exchange Act during 2023.

Householding

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies. We have not implemented householding rules with respect to our record holders. However, a number of brokers with account holders who are shareholders may be “householding” our proxy materials. If a shareholder receives a householding notification from his, her or its broker, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise.

Shareholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker. In addition, if any shareholder that receives a “householding” notification wishes to receive a separate annual report and proxy statement at his, her or its address, such shareholder should also contact his, her or its broker directly. Shareholders who in the future wish to receive multiple copies may also contact the Company at 6303 Cowboys Way, Suite 600, Frisco, Texas 75034, Attention: Secretary.

Other Business

The Board of the Company does not know of any matters which may be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Shareholders. If any other matters come before the meeting or any adjournment or postponement thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

Frisco, Texas

May 6, 2024

ADDUS HOMECARE

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 11, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ADUS2024**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 11, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V47328-P07809 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADDUS HOMECARE CORPORATION

The Board of Directors recommends you vote FOR the listed nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) R. Dirk Allison
02) Mark L. First
03) Darin J. Gordon

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V47329-P07809

ADDUS HOMECARE CORPORATION
Annual Meeting of Shareholders
June 12, 2024, 10:00 AM Central Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints R. Dirk Allison and Brian Poff, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Addus Homecare Corporation common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held June 12, 2024, and any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Continued and to be marked, dated and signed, on the other side)